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                                                                 EXHIBIT 4.1
                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of November 10, 2003, by and among B & H Education, Inc., a Delaware corporation ("BUYER"), Scope Beauty Enterprises, Inc., d/b/a Marinello Schools of Beauty, a California corporation (the "COMPANY"), and Scope Industries, a California corporation ("SELLER").

                                    RECITALS

         A. The Company owns and operates beauty schools located at thirteen (13) campuses in the following locations: Los Angeles, California (South Broadway); Los Angeles, California (Wilshire West); North Hollywood, California; Reseda, California; West Covina, California; Inglewood, California; San Diego, California; Eagle Rock, California; San Bernardino, California; Ontario, California; Whittier, California; Las Vegas, Nevada; and Henderson, Nevada (each such school individually a "SCHOOL," and collectively, the "SCHOOLS").

         B. Seller is the owner of all the issued and outstanding shares of capital stock of the Company.

         C. Seller desires to sell and Buyer desires to purchase all of the issued and outstanding shares of capital stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                THE TRANSACTION

         1.1      SALE AND PURCHASE OF SHARES. At the Closing referred to in
Section 1.4, upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, free and clear of any and all Encumbrances (as defined in Section 2.19), and Buyer shall purchase from Seller 1,000 shares of the common stock of the Company, representing all of the issued and outstanding shares of capital stock of the Company (the "SHARES"), for an aggregate purchase price of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), subject to the Purchase Price Adjustment set forth in Section 1.3 (the "PURCHASE PRICE"). The Purchase Price is consideration for the purchase of the Shares and the covenants of Seller contained in Article VI of this Agreement.

         1.2 PAYMENT OF PURCHASE PRICE; DELIVERY OF THE SHARES. The Purchase Price shall be paid by Buyer at the Closing as follows:

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                  (a)      Two Million Eight Hundred Eighty Seven Thousand Five
Hundred Dollars ($2,887,500) of the Purchase Price shall be paid in the form of a note delivered by Buyer to Seller in the form attached hereto as Exhibit A (the "CLOSING NOTE").

                  (b) One Million Two Hundred Thirty Seven Thousand Five Hundred Dollars ($1,237,500) of the Purchase Price in the form of immediately available funds shall be deposited by Buyer by wire transfer into an escrow account (the "ESCROW ACCOUNT") with the Escrow Agent (as defined in Section 1.5(a)) (the "ESCROW FUNDS").

                  (c) The balance of the Purchase Price, Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000), shall be paid in immediately available funds by Buyer by a wire transfer to an account designated in writing by Seller (the "CLOSING PAYMENT").

At the Closing, Seller shall deliver to Buyer the certificate(s) for the Shares, together with duly executed stock powers in blank, in a form reasonably acceptable to Buyer and its counsel.

         1.3      PURCHASE PRICE ADJUSTMENT.

                  (a) The Purchase Price will be subject to adjustment (hereinafter referred to as the "PURCHASE PRICE ADJUSTMENT") in accordance with the foregoing provisions of this Section 1.3. The Purchase Price shall be increased by the amount that the Adjusted Assets as of the Closing Date exceeds the Total Liabilities as of the Closing Date. The Purchase Price shall be reduced by the amount that the Total Liabilities exceeds the Adjusted Assets as of the Closing Date. For purposes of this Section 1.3, Adjusted Assets shall be determined in accordance with generally accepted accounting principles ("GAAP") and shall include cash, cash equivalents, treasury bills, inventories, prepaid expenses, prepaid supplies, current and non-current accounts receivable (without regard to allowances for doubtful accounts) and current and non-current notes receivable (without regard to allowances for doubtful accounts). For purposes of this Section 1.3, Total Liabilities shall include all current liabilities and long term liabilities determined in accordance with GAAP. The balance sheet for the Company as of the close of business on the Closing Date ("CLOSING BALANCE SHEET") shall be prepared by Seller's auditors, at Seller's expense, as soon as practicable. The parties shall use all commercially reasonable efforts to have the Closing Balance Sheet finalized within sixty (60) days of the Closing Date. The Closing Balance Sheet and the resulting Purchase Price Adjustment shall be subject to the review and approval of Buyer and its auditors, at Buyer's expense, and notwithstanding any provision herein to the contrary, Seller shall permit Buyer and its auditors to have access to the books and records necessary for such parties to conduct their review and approval. In the event of any dispute regarding the Closing Balance Sheet, the disputed items shall be finally determined by a mutually acceptable independent, big four accounting firm, which final determination shall be binding on Buyer and Seller. Buyer and Seller shall share equally the costs and expenses of such independent accounting firm.

                  (b) If, as of the result of the final determination of the Purchase Price Adjustment:

                           (i)      Seller is determined to owe an amount to
Buyer because the Total Liabilities exceed the Adjusted Assets (the amount of such excess, "NOTE REDUCTION AMOUNT"),

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Seller shall (A) cancel the principal amount of the Closing Note then outstanding in an amount equal to the Note Reduction Amount (and all accrued and unpaid interest thereon) and (B) reduce any amortization related to such Closing Note on a pro rata basis.

                           (ii)     Buyer is determined to owe an amount to
Seller because the Adjusted Assets exceed the Total Liabilities (the amount of such excess, "EXCESS AMOUNT"), Buyer shall deliver to Seller a note, in the form of the Closing Note, in an amount equivalent to the Excess Amount and with amortization payments on a pro rata basis with the Closing Note (the "EXCESS AMOUNT NOTE") . The Excess Amount Note and the Closing Note shall have crossdefault provisions with one another.

         1.4 CLOSING. The closing of the sale and purchase of the Shares (the "CLOSING") shall take place upon the earlier of the date that is within ninety (90) days of the date hereof, or within seven (7) business days after the date upon which the last of the conditions precedent to Closing set forth in
Article V are met (the "CLOSING DATE") at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, NW, Suite 800, Washington, DC 20036, or at such other place and time as the parties may agree upon in writing. Notwithstanding the foregoing, in the event the conditions to Buyer's obligation to close as set forth in Section 5.1(c)(i) as it relates to any of the leases under which the Company is the lessee with respect to any Leased Real Property or Section 5.1(c)(iv) as it relates to the Bureau for Private Postsecondary and Vocational Education ("Bureau") and the California State Board of Cosmetology ("CSBC") have not been satisfied or waived in writing by Buyer by a date that is within ninety (90) days of the date hereof, the Closing shall be delayed until such time as such conditions have been satisfied or waived in writing by Buyer, but in no event shall the Closing be delayed for more than forty-five (45) days after the date that is ninety (90) days from the date hereof with respect to obtaining consents under the leases or for more than ten (10) days after the date that is ninety (90) days from the date hereof with respect to the Bureau and the CSBC.

         1.5      ESCROW ACCOUNT; DEPARTMENT OF EDUCATION APPROVAL.

                  (a) Escrow. The parties shall appoint a mutually approved party to act as escrow agent (the "ESCROW AGENT") pursuant to an escrow agreement in the form attached hereto as Exhibit B with such changes thereto as may be required by the Escrow Agent and are reasonably satisfactory to the parties hereto (the "ESCROW AGREEMENT"). The Escrow Funds shall be deposited with the Escrow Agent to be held in the Escrow Account subject to the terms and conditions set forth in subparagraphs (b) and (c) of this Section 1.5.

                  (b) Approvals. Promptly following the Closing, Buyer will file an Application for Approval to Participate in the Federal Student Financial Aid Programs in order to obtain, on behalf of the Company, the following:

                           (i)      A temporary provisional program
participation agreement ("TPPPA") from the United States Department of Education;

                           (ii)     A final (not temporary) provisional program
participation agreement ("PPPA") from the Department of Education; and

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                           (iii)    An Eligibility and Certification Approval
Report ("ECAR") from the Department of Education.

Seller agrees to cooperate fully with Buyer in promptly seeking the aforesaid approvals and agreements and to supply promptly, to the extent available, such information that may be requested by the Department of Education in connection therewith. In the event that the Company obtains a fully executed PPPA which does not contain any unusual and materially burdensome conditions or restrictions from the United States Department of Education (the "DEPARTMENT OF EDUCATION") for all of the Schools at any time after the Closing Date or the Buyer's right to rescind the transactions consummated under this Agreement is terminated in accordance with the provisions of subparagraph (c) of this Section 1.5, all of the Escrow Funds (plus any accrued interest thereon) shall be immediately released from the Escrow Account and paid to Seller. In the event Buyer exercises its right to rescind the transactions consummated under this Agreement in accordance with the provisions of subparagraph (c) of this Section 1.5, the Escrow Funds (and all accrued interest thereon) shall be released to Buyer.

                  (c)      Rescission of the Purchase of the Shares.

                           (i)      Rescission Right. In addition to Buyer's
rights not to consummate the Closing, as provided for in subsection (b) of
Section 5.1, Buyer shall have the right and option, in its sole discretion, to rescind the transactions consummated under this Agreement (the "Rescission Right") if, on or before ninety (90) days after the Closing Date, (a) the Department of Education has not issued to Buyer both a TPPPA and a PPPA for each of the Schools, or (b) if issued, the TPPPA or PPPA contains unusual and materially burdensome conditions or restrictions, including any requirement to post a letter of credit or other financial security with the Department of Education or any other governmental or regulatory entity; provided, however, Buyer shall not be permitted to exercise the Rescission Right unless the Rescission Event (as defined below) is based in substantial part upon any violation of any law or regulation or any financial aid irregularities relating to operation of any of the Schools prior to the Closing, including, without limitation, any audit or program review findings, improperly disbursed student financial assistance program funds or similar determinations or actions that occurred or relate to activities or actions or omissions, during such period or the financial condition of any of the Schools or Seller. For purposes of this Agreement, (a) and (b) shall be referred to as "Rescission Events". In order to exercise the Rescission Right, Buyer must do so by written notice to Seller no later than ninety five (95) days after the Closing Date. Failure of Buyer to give such written notice to Seller in a timely manner shall immediately terminate the Rescission Right without any notice from Seller. Buyer acknowledges, solely for the purpose of this Section 1.5, that any failure of the Department of Education to allow any of the Schools to participate in the Federal Family Education Loan or Direct Loan programs, standing alone, does not constitute an unusual and materially burdensome condition or restriction such that Buyer could exercise its Rescission Right pursuant to this Section 1.5; provided, however, that Buyer will have and retain all other available rights and remedies at law, in equity or pursuant to this Agreement to address such failure.

                           (ii)     Operation of Company During Rescission
Period. From and after the Closing until the date that the Rescission Right terminates or, if exercised, when the rescission is consummated, whichever occurs sooner ("RESCISSION PERIOD"), the Company shall,

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and Buyer shall cause the Company to, allow a representative of Seller (the
"OBSERVER"), which may be Duane Turney, to have full and free access, during normal business hours, to the Company's books, records, personnel, suppliers and accountants (including, but not limited to, independent public accountants), except to the extent necessary to protect attorney-client privileges or trade secrets. The intent of this section is to afford the Observer the ability to view the operations and affairs of the Company to insure that the Company complies with the covenants contained in this subsection (ii); provided, however, the Observer shall have no authority to enter into any agreement or contract on behalf of the Company or otherwise represent that he/she is an employee or agent of the Company. The Observer shall be paid by Seller during the Rescission Period.

                           (iii)    CONDUCT OF BUSINESS FOLLOWING CLOSING. From
and after the Closing Date hereof through and including the termination date of the Rescission Period, unless Seller shall otherwise consent in writing, the Company shall, and Buyer shall cause the Company to, conduct its affairs as follows:

                                    (a)      Ordinary Course; Compliance. The
Company shall, and Buyer shall cause the Company to, conduct the Company's operations and business, and administer the Company's affairs, only in the ordinary course, consistent with past practice and in accordance with the Schools' current business plan (as applicable). The Company shall, and Buyer shall cause the Company to, take reasonable actions to maintain the property, equipment and other assets of the Company in substantially the same condition as such assets existed on the Closing Date and consistent with past practice. The Company shall, and Buyer shall cause the Company to, subject to available resources, comply in a timely fashion with the provisions of all the Company's agreements and commitments. The Company shall, and Buyer shall cause the Company to, keep the Company's business organization intact, keep available the services of substantially all of the Company's present employees and preserve the goodwill of the Company's employees, students, suppliers and others having relations with the Company. The Company shall, and Buyer shall cause the Company to, maintain in full force and effect the policies of insurance listed on
Schedule 1.5, subject only to variations required by the ordinary operations of the Company, or else shall obtain or cause to be obtained, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. Without limiting the generality of the foregoing, the Company shall, and Buyer shall cause the Company to, maintain current levels of advertising and other student recruitment efforts and student enrollment standards, to maintain the Schools' curricula and academic programs, and to comply with regulatory and accreditation requirements.

                                    (b)      Transactions. The Company shall not
(and Buyer shall not permit the Company to): (i) amend the Company's charter documents or bylaws; (ii) enter into any contract or commitment the performance of which may extend beyond the Rescission Period, except those made in the ordinary course of business, the terms of which are reasonable and consistent with past practice; (iii) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (iv) voluntarily recognize any union or other labor organization as the collective bargaining representative for any of the employees of the Company; (v) materially increase the number of employees; (vi) increase the compensation or fringe benefits payable or to become payable to the Company's directors, officers, independent contractors or employees (except as required by law

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or existing contract); (vii) pay any benefit not required by any Company Plan
(including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units); (viii) grant any severance or termination pay to (except pursuant to existing Company Plans), or enter into, renew, terminate, amend or waive any material provision of, any employment or severance agreement (other than oral contracts of employment terminable at will without penalty or continuing obligation) with, any director, officer or other employee or independent contractor of the Company; (ix) establish, adopt, enter into, or amend any collective bargaining agreement, employment agreement, termination agreement, independent contractor agreement, government contract giving rise to affirmative action obligations or Company Plan; (x) fail to pay any Taxes or any other liability or charge of the Company when due (other than charges contested in good faith by appropriate proceedings); or (xi) take any action or omit to take any action that will cause the termination or a material breach of any material contract that the Company is party to (other than termination by fulfillment of the terms thereunder).

                                    (c)      Certain Specific Commitments. Buyer
shall not permit the Company to (i) make any material changes to the existing space of any of the Schools or make any capital expenditures, in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000) without the prior written consent of Seller, or (ii) cause the Schools or the Company to incur or guarantee additional debt for borrowed money through the Rescission Period without the prior written consent of Seller.

                                    (d)      Debts. During the Rescission
Period, the Company shall not incur, without the prior written approval of Seller, (i) indebtedness for borrowed money or (ii) capitalized obligations under leases which shall have been or should have been, in accordance with GAAP, recorded as capital leases. At or prior to the transfer and conveyance of the Shares by Buyer to Seller pursuant to the exercise of the Rescission Right (if exercised), Buyer shall cause Company debt for borrowed money to be repaid and all guarantees of the Company to be released.

Buyer and Seller agree that the covenants set forth in this Section 1.5(c)(iii) shall cease and be of no further effect from and after the termination of the Rescission Period or in the event Buyer waives its Rescission Right by written notice to Seller.

                           (iv)     Consummation of Rescission. In the event
that, as a result of a Rescission Event, Buyer timely exercises the Rescission Right, each of the parties hereto shall take such actions and cease to make payments as may reasonably be required to restore the other parties to their respective positions as they existed prior to Closing, including but not limited to the following: Buyer shall not be obligated to pay to Seller any further payments under the Closing Note, which shall be immediately surrendered by Seller to Buyer for cancellation.

Buyer shall be obligated to re-convey to Seller all of the Shares, free and clear of all liens, charges, security interests and Encumbrances of any nature whatsoever that are attributable to Buyer's operation of the Company during the period from the Closing through the date that the rescission is consummated ("Rescission Closing") (other than claims of Buyer against Seller). To the extent reasonably requested by Seller, Buyer shall be obligated to terminate all agreements, contracts and other obligations of the Company entered into after the Closing and to use commercially reasonably efforts to cooperate with Seller to revive any agreements, contracts and

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other obligations of the Company existing at the Closing to terms substantially similar to the terms existing at the Closing, unless they have been terminated or modified pursuant to provisions in existence at the Closing. All actions required to be taken by Buyer and/or Seller to return the parties to the position they would have been in prior to the Closing or as otherwise required by this Section 1.5 shall be completed within ninety (90) days of Buyer's exercise of the Rescission Right. If Buyer exercises the Rescission Right, it shall be obligated to use commercially reasonable efforts to cooperate with Seller in good faith, and Buyer and Seller shall each take such commercially reasonable actions as may be necessary (including without limitation commercially reasonable efforts to obtain any required consents or approvals from governmental authorities, accrediting agencies or other third parties), in order to restore to Seller the full ownership of the Shares, and full responsibility for operation of the Schools and to restore any impairment to the business and operations of the Company attributable to acts of Buyer during the period from the Closing through the date of the Rescission Closing. At the Rescission Closing, Seller shall pay to Buyer an amount equal to the Closing Payment plus all payments paid by Buyer to Seller under the Closing Note. As soon as practicable, but in no event more than sixty (60) days after the Rescission Closing, Seller's auditors shall prepare a balance sheet as of the close of business on the date of the Rescission Closing ("Rescission Balance Sheet"). The Rescission Balance Sheet shall be prepared in the same manner and under the same conditions as the Closing Balance Sheet. Buyer and its representatives shall cooperate with Seller and its auditors in connection with the preparation of the Rescission Balance Sheet. If the Net Asset Determination (as defined below) under the Rescission Balance Sheet is less than the Net Asset Determination under the Closing Balance Sheet, the amount of such difference shall be paid to Seller from the Escrow Funds and the balance of the Escrow Funds shall be released to Buyer. If, on the other hand, the Net Asset Determination under the Rescission Balance Sheet is more than the Net Asset Determination under the Closing Balance Sheet, then the amount of such difference shall be paid by Seller to Buyer and, in addition, the balance of the Escrow Funds shall be released to Buyer. For purposes of this subsection (iii) the term "Net Asset Determination" shall mean the difference between the Adjusted Assets and the Total Liabilities.

         1.6 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit or claim that is by its terms or in law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Company or Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, on and after the Closing, Seller shall take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for Seller) and do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (a) to assure that the rights of Seller and the Company under such contracts, agreements, permits, and claims shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by the Company or Seller in and under every such contract, agreement, permit and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section 1.6 shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey valid title of the Shares to Buyer.

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         1.7      ACCOUNTS RECEIVABLE. Seller hereby guarantees the
collectability of the amount of the notes receivable and the accounts receivable each as set forth on the Closing Balance Sheet (the "NOTES RECEIVABLE" and ACCOUNTS RECEIVABLE" respectively, and together with the Notes Receivable, the "RECEIVABLES"). After the Closing, Buyer shall collect the Receivables in the ordinary and normal course of Buyer's business, which shall not be required to extend to the institution of litigation, employment of counsel or collection agencies or any other extraordinary means of collection; provided, however, that neither the Company nor Buyer shall, without the written consent of Seller, compromise or settle for less than full value any of the Receivables; provided, further, that the difference between the full value and the compromised or settled amount made with Seller's consent shall not be considered a Collected Amount (as defined below). Notwithstanding the foregoing, Buyer shall be under no obligation to collect the Receivables that are more than 120 days in arrears. From time to time after the Closing, Buyer shall cause the Company to deliver to Seller a written list setting forth the aggregate amount of the Receivables that are more than 120 days in arrears (the "UNCOLLECTED AMOUNT"). Within ten (10) days of delivery of such list, Seller shall remit to the Company the aggregate amount of the Uncollected Amount. Buyer shall thereafter cause the Company to transfer to Seller any and all of the Company's right, title and interest in and to the collection of amounts that are part of the Uncollected Amount. Except with respect to payments that are specifically identifiable as related to accounts receivable or notes receivable arising after the Closing Date, any monies received by the Company from Persons with respect to accounts receivable or notes receivable arising on or prior to the Closing Date shall be applied first against the Accounts Receivable and the Notes Receivable, as the case may be, unless such Person disputes its obligation therefor (in which case Buyer shall promptly return all records relating to the disputed account to Seller, and Buyer shall thereafter have no further responsibility with respect to the collection thereof). The Company shall promptly remit to Seller any monies actually received on any Receivables that were part of the Uncollected Amount in the event that such monies are received following the Closing, other than monies received from Seller pursuant to this Section 1.7.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

         As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller and the Company jointly and severally represent and warrant to Buyer as follows:

         2.1 ORGANIZATION; QUALIFICATION. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to operate, own and lease its properties, and carry on its business as now conducted. Each of Seller and the Company has the corporate power and authority to enter into this Agreement and the related agreements to which it is or is to become a party and perform its obligations under this Agreement and such related agreements. The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in the State of Nevada and in each jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary.

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         2.2      AUTHORIZATION AND ENFORCEABILITY. Seller and the Company each have full power and authority to enter into and perform this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by Seller and the Company have been duly authorized by all necessary corporate action of each of Seller and the Company, respectively. This Agreement constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         2.3 NO VIOLATION OF LAWS OR AGREEMENTS. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller or the Company will (a) contravene any provision of the articles of incorporation or bylaws of the respective companies, (b) conflict with, result in a breach of or constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms of or result in the termination or loss of any right (or give others the right to cause such a termination or loss) under, any license, indenture, mortgage or any other contract, agreement or instrument to which Seller, the Company or any School is a party or by which the Company or any of its assets may be bound or affected, subject to receipt of the consents set forth on Schedule 2.3, (c) violate any law or violate any judgment or order of any governmental body to which Seller, the Company or any School is subject, (d) result in the creation or imposition of any Encumbrances upon any of the assets of the Company or give to others any interests or rights therein or (e) result in the maturation or acceleration of any liability or obligation of Seller or the Company (or give others the right to cause such a maturation or acceleration).

         2.4 OWNERSHIP OF SCHOOLS. The Schools are owned and operated by the Company directly, and no other individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivision (each of the foregoing being sometimes referred to as a "PERSON") has any ownership interest in the Schools.

         2.5 SHARES; CAPITALIZATION. The authorized capital stock of the Company consists solely of 7,500 shares of common stock, $10.00 par value per share, of which 1,000 shares of common stock are issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Shares are owned of record, legally, beneficially and exclusively by Seller. Seller holds the exclusive right and power to vote the Shares. The Shares are free and clear of any and all Encumbrances. Upon delivery of the Shares under this Agreement, Buyer will acquire good and valid legal and exclusive title to the Shares, free and clear of any Encumbrances. There are no outstanding subscriptions, options, warrants, preemptive rights, exercise rights, exchange rights, appreciation, phantom stock or other rights to acquire from Seller or the Company any of the Shares. The Shares are validly issued, fully paid and nonassessable. The Shares were issued in compliance with all applicable federal and state securities laws and regulations and agreements.

         2.6 SUBSIDIARIES AND INVESTMENTS. The Company does not own and has never owned, any equity interest in any corporation, partnership, limited liability company, joint venture or other entity.

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         2.7      FINANCIAL STATEMENTS. The books of account and related records of the Company are complete and correct and have been maintained in accordance with sound business practices and reflect in detail the assets, liabilities, revenues, expenses, cash flows and other transactions of the Company. Attached hereto as Schedule 2.7 are (i) the audited balance sheets for the Company at June 30, 2003, June 30, 2002, June 30, 2001 and June 30, 2000 and income statements and statements of cash flows for the Company for the fiscal years then ended as such were submitted to the Department of Education; and (ii) an interim unaudited balance sheet for the Company at September 30, 2003 and income statements and statements of cash flows for the Company for the three-month period then ended (collectively, together with all financial statements for the Company at the Closing, the "FINANCIAL STATEMENTS"). The Financial Statements are (i) accurate, correct and complete in accordance with the books of account and records of the Company, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods and (iii) fairly present, in all material respects, the financial position of the Company and the results of operations and cash flows of the Company at the dates and for the relevant periods indicated. "BALANCE SHEET" shall mean the Company's balance sheet dated September 30, 2003, attached hereto as Schedule 2.7, and "BALANCE SHEET DATE" shall mean September 30, 2003. At the Closing, all books and records described in this Section 2.7, will be in the possession of the Company.

         2.8 LIABILITIES IN CONNECTION WITH SHARE REPURCHASES. Neither Seller nor the Company has any liability or obligation of any nature whatsoever with respect to the repurchase of the shares of capital stock held by any shareholder or former shareholder of the Company.

         2.9 UNDISCLOSED LIABILITIES. The Company does not have any debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due (including unasserted claims), whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition that occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable, except: (a) those reflected or reserved against on the Balance Sheet in the amounts shown thereon,
(b) those reflected on Schedule 2.9 or (c) those of the same nature as those set forth on the Balance Sheet that have arisen in the ordinary course of business of the Company after the Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has or will have a material adverse effect on the business, financial condition or prospects of the Company, and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement, violation of law or a lawsuit or threat hereof. Without limiting the generality of the foregoing, as of the Closing, the Company shall have no (x) indebtedness for borrowed money or (y) obligations under leases which have been or should have been, in accordance with GAAP, recorded as capital leases.

         2.10 ACCOUNTS RECEIVABLE. All accounts receivable of the Company as reflected on the Balance Sheet or acquired after the Balance Sheet Date, including accounts receivable arising prior to the Closing, have arisen in the ordinary course of business and have been reflected on the Balance Sheet in accordance with GAAP, and the reserves reflected on the Balance Sheet are adequate to fully reserve against uncollectible accounts. All such accounts receivable are bona fide, valid and binding receivables representing obligations for the face dollar amount thereof and are subject to no defenses, counterclaims or set-offs of any nature whatsoever.

         2.11 CONDITION OF ASSETS; TITLE; BUSINESS. The Company is engaged in the operation of the Schools and no other business. The buildings, classrooms, other educational sites, furniture and fixtures, machinery, equipment, tools, improvements and other tangible personal property owned or used by the Company, including those items reflected on the Balance Sheet, are accepted by Buyer in an AS IS condition. The Company has good, marketable and exclusive title to all of the assets reflected on the Balance Sheet or used in connection with the operation of the Schools. The Company does not have any assets that are subject to any Encumbrance.

         2.12     LEASED PROPERTY.

                  (a) Schedule 2.12(a) sets forth the real property leased by the Company (the "LEASED REAL PROPERTY"). The Company has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances. The Leased Real Property has been and is operated by Seller and the Company, and to the knowledge of Seller and the Company, by all other Persons at all times, in compliance with all environmental, health, occupation and safety laws and other laws, rules, regulations and ordinances, and there is no other condition of such Leased Real Property that would adversely affect the Company or Buyer or the Company's or Buyer's interests therein. Neither Seller nor the Company has received written notice that the use or occupancy of the Leased Real Property violates any covenants, conditions or restrictions that encumber such Leased Real Property or that such Leased Real Property is subject to any restriction for which any permit or authorization is necessary to the current use thereof. There are no leases, licenses, concessions or other agreements granting to any person other than Buyer the right of use or occupancy of any portion of the Leased Real Property. The Company neither owns, nor in the last fifteen (15) years has owned, any real property.

                  (b) All leases for Leased Real Property (i) are valid and in full force and effect, (ii) are enforceable in accordance with their terms and (iii) subject to obtaining the necessary consents of landlords, as set forth on Schedule 2.12(b), are capable of being assigned, and will in fact be assigned to Buyer, upon the execution and delivery by Buyer and the Company of the applicable assignment documentation. The Company is not in default under any such lease, and no event, act or omission has occurred which would result in a default.


                  (c) To the Company's and Seller's knowledge, (i) all buildings, improvements and other property on the Leased Real Property have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable legal requirements and are not in violation of any applicable zoning, building code or subdivision ordinance, regulations, order or law or restrictions or covenants of record; (ii) all buildings, improvements and other property thereon are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); (iii) the land of the Leased Real Property does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Leased Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained and (iv) no Person (other than the Company) is in possession of such the Leased Real Property.

                  (d) Other than is set forth in the leases relating to the Leased Real Property, the Company is not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Leased Real Property or the facilities located thereon.

                  (e) To the Company's and Seller's knowledge, the Leased Real Property is in material compliance with, includes all rights necessary to assure compliance with, and all buildings, structures, other improvements and fixtures on such Leased Real Property and the operations of the Company in or about any Leased Real Property therein conducted conform in all respects to, all applicable health, fire, safety, zoning and building rules, and the Company has all easements and rights necessary or appropriate to conduct its operations as they are currently being conducted.

         2.13     NO PENDING LITIGATION OR PROCEEDINGS.

                  (a) Except as disclosed on Schedule 2.13, there are no actions, suits, investigations, audits, reviews, claims or proceedings of any nature or kind whatsoever ("LITIGATION") pending or, to the best knowledge of Seller or the Company, threatened against or affecting Seller, the Company, the Schools, any of the Company's assets, the Shares or the transactions contemplated by this Agreement, at law or in equity, including any Litigation by or before the Department of Education, or any other applicable agency, guarantee agency or any federal, state or local governmental body and, to the best knowledge of Seller or the Company, there is no basis for any such Litigation.

                  (b) There are presently no outstanding judgments, decrees or orders of any accrediting agency, guarantee agency or federal, state or local governmental body against or affecting Seller, the Company, the Schools, any of the Company's assets, the Shares or the transactions contemplated by this Agreement.

                  (c) Neither Seller nor the Company has commenced or has any pending Litigation against any third party.

         2.14 CONTRACTS; COMPLIANCE. Each of the contracts to which the Company is a party is presently in effect and there has been no breach by the Company and, to the knowledge of Seller and the Company, no breach by any other party to any of those agreements or any of the provisions of any of those agreements. Schedule 2.14 sets forth a complete list of: (a) all agreements and other commitments for the purchase of any materials or supplies that involve an expenditure by the Company of more than Five Thousand Dollars ($5,000) for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of the Company for borrowed money; (c) all leases or other rental agreements relating to the Company under which the Company is either lessor or lessee; (d) all employment agreements for employees of the Company; and (e) all other agreements, commitments and understandings (written or oral) to which the Company is a party or by which it is bound relating to the Schools which (i) require payment by the Company of more than Five Thousand Dollars ($5,000), (ii) cannot be terminated on less than thirty (30) days notice without liability, or (iii) require the consent of a third party for assignment to Buyer (noting specifically those agreements, commitments and understandings that require consent to transfer to Buyer hereunder). True and complete copies of all of the Company's agreements, commitments and understandings with respect to the operations of the Company have been made available to Buyer.

         2.15 LABOR. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company now or within the past five (5) years. The Company does not have any collective bargaining agreements covering any of its employees. The Company is not engaged in any unfair labor practice. The Company is not (and has not been within the past five (5) years) a party to, involved in, or threatened by, any labor dispute or unfair labor practice charge and no strike, labor dispute, slow down or stoppage is pending or, to the knowledge of the Company, threatened against the Company. Except as set forth in Schedule 2.14, the Company is not a party to or subject to any written or oral employment agreement with any employee other than oral agreements terminable at will without penalty or continuing obligations. The Company has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health, or any other applicable employment legislation, and it has not received any notice alleging that it has failed to comply with any such laws, rules or regulations. There are no pending or, to the knowledge of the Company or Seller, threatened challenges, investigations or disputes regarding any alleged misclassification of employees as independent contractors. There have not been proceedings, complaints, claims or charges outstanding or threatened, and there are not any orders, decisions, directions or convictions currently registered or outstanding, against or affecting the Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental authority, or any organizational activity, or other labor or employment dispute against or affecting the Company. The Company has not prepared and is not required to prepare an affirmative action plan applicable to any of the employees of the Company. Schedule 2.15 sets forth a complete list of the individuals who provide services primarily to the Company ("COMPANY EMPLOYEES") and any independent contractors of the Company, with their titles, dates of hire and rates of pay, accrued sick and vacation pay, leave status, and any wage, bonus, severance or other compensation accrued as of October 31, 2003.

         2.16 TRANSACTIONS WITH RELATED PARTIES. Schedule 2.16 sets forth a complete list of all transactions between the Company and Seller, or any other entity in which any officer or director of either the Company or Seller, or any immediate family member thereof or affiliate thereof, is a shareholder, partner, member, owner, principal, officer or director (the "RELATED PARTIES").

         2.17     CURRICULUM.

                  (a) The term "CURRICULUM," as used in this Agreement, means the curriculum used in the educational programs of the Schools in any form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials), (5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (i) all copyrights, copyright applications, copyright registrations and trade secrets relating to the abovelisted items, and (ii) all periodic updates or revisions to the Curriculum as developed.

                  (b) The Company owns outright, and has good and marketable title to, the Curriculum used in the Schools clear of all Encumbrances. No employee or affiliate or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum. The Company does not use any part of the Curriculum by consent of any other Person and is not required to and does not make any payments to others with respect thereto. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and the Company's past and current use of any part of the Curriculum does not infringe upon or violate any such right.

         2.18 INTELLECTUAL PROPERTY. Schedule 2.18 sets forth a complete list of all of the trademarks, trademark registrations, applications for trademark registration, trade names, logos, slogans, patents, know-how and copyrights owned by the Company, all of which are owned by the Company free and clear of any Encumbrances. The Company is not infringing any patent, copyright or trademark of any third party or otherwise violating the intellectual property rights of any third party, and no claim has been made or, to the knowledge of Seller, threatened against the Company alleging any such violation. To the knowledge of Seller, there has been no violation by others of any right of the Company in any trademark or copyright. The Company is not a party to or bound by any license or other agreement requiring the payment by it of any royalty or similar payment in connection with its operations.

         2.19 NO CHANGES. Since the Balance Sheet Date, Seller and the Company have conducted the business of the Company and operated the Schools only in the ordinary course. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, except as disclosed in Schedule 2.19, there has not been any: (a) material adverse change in the condition (fiscal or otherwise), assets, liabilities, net worth, earning power, business or prospects of any of the Schools or the Company; (b) damage or destruction to any of the properties of the Schools or the Company in excess of Five Thousand Dollars ($5,000); (c) strike or other labor or employment trouble at the Schools or the Company; (d) creation of any mortgages, claims, pledges, liens, charges, security interests, limitations, restrictions or other encumbrances of any nature (collectively, "ENCUMBRANCES") on any of the properties of the Schools or the Company; (e) declaration or payment of any dividend or other payment or distribution or redemption of any shares of capital stock of the Company; (f) increases in the salaries, wages or bonuses of any employee of the Company, except as required by law or existing contract; (g) capital expenditures or other asset acquisition or expenditure in excess of Ten Thousand Dollars ($10,000) in the aggregate; (h) change in any Company Plan (as defined in Section 2.20); (i) payment to or transaction with any Related Party; (j) disposition of any assets which, in the aggregate, exceed Ten Thousand Dollars ($10,000); (k) payment, prepayment or discharge of any liability other than in the ordinary course of business; (1) material adverse change or threat thereof to any relations or contracts with, or any loss of, the suppliers of the Schools or the Company; (m) write-offs or write-downs of any assets of the Schools or the Company in excess of Ten Thousand Dollars ($10,000) in the aggregate; (n) change in the board of directors or management of the Company or the Schools; (o) creation or termination of any agreement, right or liability of the Company not in the ordinary course of business; or (p) agreement or commitment to do any of the foregoing.

         2.20     EMPLOYEE BENEFITS.

                  (a) Benefit Plans. Schedule 2.20 sets forth and identifies a complete and correct list of all Benefit Plans (as hereinafter defined) maintained or sponsored by the Company or Seller that provides benefits for employees or former employees of the Company, or with respect to which the Company may have liability or may be obligated to contribute, for or with respect to any of the current or former employees of the Company or their beneficiaries, whether or not funded and whether or not terminated (hereinafter individually referred to as a "COMPANY PLAN" and collectively referred to as the "COMPANY PLANS"). As used in this Agreement, the term "BENEFIT PLANS" shall mean all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement.

                  (b) Company Group Matters; Funding. Neither the Company nor any corporation that may be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (the "COMPANY GROUP") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. The Company does not have any liability, and after the Closing the Company will not have any liability, with respect to any Benefit Plan of any other member of the Company Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the Pension Benefit Guaranty Corporation (the "PBGC"), withdrawal liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists and no funding waiver from the Internal Revenue Service (the "IRS") been received or requested with respect to any Company Plan or any Benefit Plan of any member of the Company Group. No excise or other Tax (as defined in Section 2.22(a)) is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any Benefit Plan of any member of the Company Group. Except as disclosed on Schedule 2.20, all workers compensation benefits for the Company Employees are fully insured.

                  (c) Compliance. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in material compliance with all applicable laws, including but not limited to ERISA, the Code and the Age Discrimination in Employment Act and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. Other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or threatened against any Company Plan or against or affecting any fiduciary thereof or the assets of any trust or insurance contract thereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such, action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company Plans, any fiduciaries thereof or the assets of any trust or insurance contract thereunder. Any Company Plan which is a "group health plan," as defined under Section 601 et seq of ERISA and 4980B of the Code ("COBRA"), has provided "continuation coverage" to each "covered employee" and "qualified beneficiary" entitled thereto (with each term as defined under COBRA). All contributions, premiums, payments or liabilities accrued, in whole or in part, under each Company Plan or with respect thereto as of the Closing will be paid by the Company or Seller, on or prior to Closing or shall be reflected on the financial statements of the Company or Seller as of Closing and shall be paid within the time period permitted by ERISA and the Code.

                  (d) Qualified Plans. Schedule 2.20 discloses each Company Plan that purports to be a qualified plan under Section 401 (a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "QUALIFIED PLAN"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401 (a) of the Code and exempt from federal income tax under Section 501 (a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the tax-exempt status of a Qualified Plan or the qualified status of any related trust. No partial termination (as defined under Section 411 (d)(3) of the Code) of any Qualified Plan has occurred.

                  (e) No Defined Benefit Plans. No Company Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "DEFINED BENEFIT PLAN"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated during the past ten (10) years, except as set forth on Schedule 2.20. Each Defined Benefit Plan identified as terminated on Schedule 2.20 has met the requirement for standard termination of single-employer plans contained in Section 4.41(b) of ERISA. During the five (5) year period ending on the Closing Date, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor as described in Section 414(b), (c) or (m) of the Code.

                  (f) No Multiemploloyer Plans. No Company Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

                  (g) No Acceleration of Liabilities. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will (i) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Company Employee (whether as a result of the execution of this Agreement, approval of the transaction contemplated by this Agreement, closing and/or any other event or events in conjunction with such execution, approval and/or closing); (ii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code; (iii) constitute or involve a prohibited transaction as defined under ERISA or the Code, or a breach of fiduciary duty under Title I of ERISA; or (iv) affect any existing rights that the Company may have with respect to amending or terminating any Company Plan without penalty.

                  (h) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject the Company to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Company Group, no administrator or fiduciary of any Company Plan, and no agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Company to any liability for breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code or a Qualified Plan, no post-retirement benefits are provided under any Company Plan.

                  (i) Copies of Certain Documents. For each Company Plan, to the extent applicable to each such Company Plan, true and complete copies of the following have been delivered to Buyer: (A) the documents embodying the Company Plans, including, but not limited to, the plan documents, all amendments thereto and the related trust or funding agreements, and, in the case of any unwritten Company Plans, written descriptions thereof; (B) annual reports including without limitation Forms 5500 and all schedules thereto for the last three years; (C) financial statements for the last three years; (D) actuarial reports, if applicable, for the last three years; and (E) each communication to employees regarding changes or amendments to the Company Plans not yet made to such Company Plan. The Company has also furnished to Buyer a copy of the current summary plan description and each summary of material modification prepared in the last three years for each Company Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Company Plans. No oral or written representations or commitments inconsistent with such written materials have been made to any employee of the Company by any employee or agent of the Company.

                  (j) Accrued Liabilities. Except for accruals disclosed on the Closing Balance Sheet, the Company has no liabilities (i) for any bonus payments to any Company Employee or independent contractor (or any former Company Employee or independent contractor) under the 1998 Bonus Pool Plan or any other bonus plan or arrangement, (ii) for any workers' compensation benefits which have or may become payable as a result of events prior to Closing, (iii) for any matching or other employer contributions to any 401(k) plan, (iv) to any Company Employee or independent contractor (or any former Company Employee or independent contractor) related to compensation or for benefits accrued prior to Closing under any Benefit Plans, or (v) to any Company Employee or independent contractor arising out of any acts or omissions by the Seller or the Company prior to Closing.

         2.21 INVENTORIES. The only inventories maintained by the Company in connection with the operation of the Schools consist of supplies used in the ordinary course of business of the Schools and are reflected on the Financial Statements as "inventories."

         2.22     TAX MATTERS.

                  (a) Seller has filed or caused to be filed in a timely manner all Tax Returns required to be filed by or with respect to the Company, and has paid in full all Taxes (whether or not shown on any Tax Return) owed by the Company for all taxable periods (or portions thereof) ending on or prior to the Closing Date. All such Tax Returns are correct and complete in all respects. Except for the extension for the Tax Return for the year ended June 30, 2003, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. For purposes of this Agreement, the term "Tax" or "Taxes" means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind, whatever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. For purposes of this Agreement, the term "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; filed or required to be filed with any governmental authority.

                  (b) The Company is not a party to any claim, dispute, audit, pending action or proceeding, nor is any such claim, dispute, action or proceeding threatened by any governmental authority, for the assessment or collection of any Taxes, and no claim for the assessment or collection of any Taxes has been asserted against the Company that has not been settled with all amounts due having been paid. Neither Seller nor any officer, director or employer responsible for Tax matters of the Company has reason to believe or personal knowledge that any authority will propose or assess any additional Taxes with respect to the Company.

                  (c) The Company has withheld and paid, and will withhold and pay prior to the Closing Date, proper and accurate amounts of Taxes from its employees, independent contractors, creditors, stockholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax laws.

                  (d) Schedule 2.22 lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company for taxable periods ended on or after December 31, 1999 and indicates those Tax Returns that have been audited. Seller has delivered to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns of the Company, examination reports relating to the Company and statements of deficiencies assessed against or agreed to by the Company, all since December 31, 1999.

                  (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) The Company does not have any income or gain reportable for a taxable period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a taxable period beginning prior to the Closing Date which resulted in a deferred reporting of income or gain from such transactions or from such change in accounting method.

                  (g)      The Company has not filed a consent under Code
Section 341(f) concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement.

                  (h) The Company is and has been throughout its entire existence a member of the affiliated group of corporations filing a consolidated federal income Tax Return of which Seller is the common parent.

         2.23 INSURANCE. Schedule 2.23 sets forth all of the current insurance policies with respect to which the Company is the owner, insured or beneficiary, including a list of all policies or binders of property and casualty, general and vehicular liability, fidelity and fiduciary liability, umbrella, workers' compensation, key man life and other similar insurance, and all binders for insurance to be purchased on or before the Closing Date in order to replace policies expiring prior to the Closing Date. The Company will not have any liability after the Closing Date for retrospective or retroactive premium adjustments or insurance deductibles arising from the operation of the Schools or otherwise in connection with the operation of the business of the Company prior to the Closing Date. All insurance policies covering general liability maintained by or for the benefit of the Company are "occurrence" policies and not "claims made" policies. Except as set forth in Schedule 2.23, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to the Company of any of the insurance policies listed on Schedule 2.23, or impair the rights of the Company with respect to liabilities arising in connection with the operations of the Company prior to the Closing Date. Within five (5) years prior to the date hereof, the Company has not been denied insurance or been offered insurance only at a commercially prohibitive premium. All potential claims and/or potential losses have been reported to the appropriate insurance carrier.

         2.24 ENVIRONMENTAL MATTERS. Seller and the Company have operated the Company, the Schools and the Leased Real Property in full compliance with all applicable environmental laws. The Company is not currently subject to any liability, penalty or expense (including attorneys' fees), and will not hereafter suffer or incur any loss, liability, penalty or expense (including attorneys' fees), under environmental laws in effect on or prior to the Closing Date by virtue of any violation of any environmental laws occurring on or prior to the Closing Date, any activity conducted on or with respect to any property on or prior to the Closing Date or any environmental condition existing on or with respect to any property prior to the Closing Date, but only in each case where the Company permitted or participated in such act or omission. To the Company's and Seller's knowledge, there are no violations of any environmental laws pending or threatened relating to the Leased Real Property or any other property formerly owned or operated by the Company. Neither the Company nor any of the Schools has generated, transported, stored, treated or disposed of, or allowed or arranged for any third persons to generate, transport, store, treat or dispose of, any hazardous substance or any other material regulated by any applicable environmental law to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor, to the best of Seller's knowledge, has the Company or any of the Schools performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any legal requirements; except where such violation would not have an adverse affect on the business or operations of the Company or the Schools. Neither the Company nor any of the Schools has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any hazardous substance or any other material regulated by any applicable environmental law. Neither the Company nor any of the Schools is required to place any notice or restriction relating to the presence of any hazardous substance or any other material regulated by any applicable environmental law at the Leased Real Property or in any deed to the Leased Real Property. The Company has provided to Buyer a list of all sites to which the Company has transported any hazardous substance or any other material regulated by any applicable environmental law for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by the Company under any environmental law or laws based on actions of others that may have impacted on the Leased Real Property, and the Company has not entered into any agreement with any person regarding any environmental law, remedial action or other environmental liability or expense.

         2.25 DISCLOSURE. None of the representations or warranties of Seller or the Company contained herein, none of the information contained in the Schedules referred to herein and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by Seller, the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any respect.

         2.26 FINDER'S FEES. None of Seller, the Company or any of their officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

         2.27     COMPLIANCE WITH LAW; EDUCATION DEPARTMENT COMPLIANCE.

                  (a) Seller, the Company and the Schools currently maintain and, since July 1, 1998, have maintained without interruption, all licenses, permits, approvals, clearances, consents, certificates and other evidences of approval or authority of Seller, the Company or the Schools that are necessary or appropriate to the conduct of the business of the Company or any of the Schools to the full extent as now conducted ("EDUCATIONAL APPROVALS") issued by any person, entity or organization, whether governmental, government chartered, private, or quasiprivate, that engages in granting or withholding Educational Approvals for and regulates postsecondary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, and the provision of financial assistance by and to such schools ("EDUCATION DEPARTMENTS"). Schedule 2.27(a) contains a complete listing and summary description of all Educational Approvals and the periods in which each is or was in full force and effect and the period, if any, when each was subject to any conditions, limitations or restrictions. Seller, the Company and the Schools are and, since July 1, 1998, have been in compliance with the terms and conditions of all such Educational Approvals, and have timely notified, and obtained all required approvals from, all applicable Education Departments for each substantive change in Seller, the Company or the Schools since July 1, 1998, including without limitation any changes in ownership or control. There are no proceedings pending to revoke, suspend, limit, condition, restrict or withdraw any Educational Approval, and, except as reflected on Schedule 2.27(a), there are no facts, circumstances or omissions concerning Seller, the Company or the Schools that could result in a such a proceeding. Except as disclosed on
Schedule 2.27(a), since July 1, 1998, none of Seller, the Company or any of the Schools has received notice that Seller, the Company or any of the Schools is in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval. None of Seller, the Company or any of the Schools has received written or oral notice that any of the Educational Approvals will not be renewed, and there is no basis for nonrenewal. In addition, and without limiting the foregoing:

                           (1)      Seller, the Company and the Schools possess,
and since July 1, 1998, have possessed, all requisite Educational Approvals for each educational program the Schools have offered and for each campus, location, or facility where the Schools have offered all or any portion of an educational program.

                           (2)      Seller, the Company and the Schools possess,
and since July 1, 1998, have possessed, all requisite Educational Approvals to operate the Schools in each jurisdiction in which the Schools are located or in which they conduct any operations, including without limitation, providing educational services, student marketing or recruiting and all requisite approvals from such jurisdictions for the educational programs currently offered.

                           (3)      The Schools are fully certified by the
Department of Education to participate in the Title IV Programs and are party to, and in compliance with, a valid and effective Program Participation Agreement with the Department of Education that is in full force and effect. None of Seller, the Company or any of the Schools is subject to, or has been threatened with, any fine, limitation, suspension or termination proceeding, or subject to any other action or proceeding by the Department of Education that could result in the suspension, limitation, conditioning, or termination of certification or eligibility, or a liability or fine. There are no facts, circumstances, or omissions concerning Seller, the Company or the Schools that could result in such an action by the Department of Education.

                           (4)      Seller, the Company and the Schools are, and
since July 1, 1998, have been, in compliance with all applicable rules, regulations and requirements pertaining to the Schools' participation in the Title IV Programs. Except as disclosed on Schedule 2.27(a)(4), there are no facts, circumstances, or omissions concerning Seller, the Company or the Schools that could result in a finding of non-compliance with regard to such rules, regulations and requirements. Without limiting the foregoing:

                                    (i)      Except for the Company's 400 clock
hour Manicuring program, since July 1, 1998, each education program offered by the Schools was and is an eligible program in accordance with all applicable rules, regulations and requirements, including without limitation the requirements of 34 C.F.R. Section 668.8. Neither the Company nor the Schools provide or, since July 1, 1998, have provided any Title IV Program funds to any student enrolled in the 400 clock hour Manicuring program.

                                    (ii)     Since July 1, 1998, the Schools
possessed the Department of Education approvals and other Educational Approvals necessary for each main campus, branch campus, additional location and other facility or site at which the Schools offered or students received all or part of an educational program and at which students received funds under the Title IV Programs.

                                    (iii)    Since July 1, 1998, the Schools are
and have been duly qualified as, and are and have been in full compliance with, the Department of Education definition of "proprietary institution of higher education."

                                    (iv)     The Schools have complied with the
limitation on the receipt of Title IV Program funding under the "85/15 Rule" codified at 34 C.F.R. Section 600.5(a)(8),(d) for each of the two (2) fiscal years ended June 30, 1998 and 1997, and under the "90/10 Rule" codified at 34 C.F.R. Section 600.5(a)(8), (d) for each of the five (5) fiscal years ended June 30, 2003, 2002, 2001, 2000 and 1999.

                                    (v)      For each fiscal year ending on or
after July 1, 1997, each of the Schools and the Company has satisfied the standards of financial responsibility in accordance with 34 C.F.R. Section
668.15 and 34 C.F.R. Section 668.171-175, as applicable. Since July 1, 1998, neither the Company nor the Schools have lacked financial responsibility for any fiscal year period or has been required by notice or law to post a letter of credit or other form of surety for any reason.

                                    (vi)     The Schools have not, and have
never been, subject to the reimbursement or cash monitoring payment method as described at 34 C.F.R. Section 668.162 or any predecessor regulation.

                                    (vii)    Since July 1, 1998, the Schools
have timely filed with the Department of Education all required compliance audits and audited financial statements, including without limitation those required by 34 C.F.R. Section 668.23 or any predecessor regulation.

                                    (viii)   Since July 1, 1998, the Schools
have calculated and paid refunds and calculated dates of withdrawal and leaves of absence in accordance with all applicable rules, regulations and requirements, including without limitation the requirements of 34 C.F.R. 668.22, 34 C.F.R. Section 682.605 and any predecessor regulations.

                                    (ix)     Since July 1, 1998, the Schools
have disbursed and processed Title IV Program funds in accordance with all applicable rules, regulations and requirements, including without limitation the requirements of 34 C.F.R. Section 668.164, 34 C.F.R. Section 682.604 and any predecessor regulations.

                                    (x)      Since July 1, 1998, the Schools
have properly determined students' eligibility to obtain Title IV Program funds for which they are eligible prior to disbursing, and has disbursed, all Title IV Program funds in accordance with all applicable rules, regulations and requirements, including without limitation the requirements of 34 C.F.R. Section 682.201, 34 C.F.R. Section 668, Subpart C, and any predecessor regulation.

                                    (xi)     Since July 1, 1998, the Schools
have at all times complied with the limitations in 34 C.F.R. Section 600.7 on the number of courses that each School may offer by correspondence to telecommunications, the number of students who may enroll in such courses, the number of students that were incarcerated, and the number of students that had neither a high school diploma nor the recognized equivalent of a high school diploma.

                           (5)      Schedule 2.27(a)(5) contains a list of all
Department of Education program reviews, Department of Education Office of Inspector General audits, compliance audits and guaranty agency reviews conducted at or by the Company or the Schools since July 1, 1998. Neither such program review, audit, compliance audit, or review, individually or in the aggregate, has adversely affected the Schools, nor has any such program review, audit, compliance audit, or review resulted in the imposition of any liability, financial or otherwise, affecting Seller, Company or the Schools. The Schools have complied with, and fully resolved and satisfied, all of the findings and conditions arising from any program reviews, audits, compliance audits or reviews. No program review, audit, compliance audit or review remains pending or unresolved except as disclosed on Schedule 2.27(a)(5).

                           (6)      None of the Schools are on probation,
monitoring or warning status with any Education Department, including without limitation any accrediting body or any state regulatory agency or guaranty agency, and none of the Schools has been subject to any adverse action by any Education Department (including without limitation, being directed to show cause why accreditation or other Educational Approval should not be revoked, withdrawn, conditioned, suspended or limited) to revoke, withdraw, deny, suspend, condition or limit accreditation. There are no facts, circumstances or omissions concerning Seller, the Company or the Schools that could lead to any such actions by an Educational Agency.

                           (7)      Seller, the Company and the Schools have
complied with all stipulations, conditions and other requirements imposed by any accrediting body, state regulatory agency or other Education Department at the time of, or since, the last issuance of any Educational Approval, including but not limited to the timely filing of all required reports and responses.

                           (8)      Seller, the Company and the Schools do not,
and since July 1, 1998, have not, provided, or contracted with any entity that provides, any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or awarding financial aid to any persons or entities engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid.

                           (9)      All student financial aid grants and loans,
disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no material deficiencies in respect thereto. Except as previously disclosed in prior audits or compliance reviews by the Department of Education, no student has been funded prior to the date for which such student was eligible for funding or any amount other than the amount such student was eligible to receive, and such student's records conform in form and substance to all relevant regulatory requirements. All appropriate reports and surveys have been accurately prepared, taken and filed prior to delinquency.

                           (10)     None of Seller, the Company, any of the
Schools or any Person that exercises substantial control over any of the Schools (as the term "substantial control" is defined in 34 C.F.R. 668.174(c)(3)), or member of such person's family (as the term "family" is defined in 34 C.F.R. 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another school or third-party servicer (as that term is defined in 34 C.F.R. 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

                           (11)     None of Seller, the Company, any of the
Schools or any Person or entity that exercises substantial control over any of the Schools, or member of such person's family, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

                           (12)     None of Seller, the Company, any of the
Schools or any of their employees have pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

                           (13)     None of Seller, the Company or any of the
Schools has employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

                           (14)     Except for a financial aid servicing
agreement entered into between the Company and FAME (Financial Aid for Education, Inc.), none of Seller, the Company or any of the Schools contracts with a third-party servicer (as such term is defined in 34 C.F.R. 668.2) to provide any services in connection with the processing or administration of the Schools' administration of the Title IV Programs.

                           (15)     Except as set forth in Schedule 2.27(a)(15),
none of Seller, the Company or any of the Schools provides, or since July 1, 1998, has provided, any educational instruction on behalf of any other institution or organization of any sort. No other institution or organization of any sort provides, or since July 1, 1998, has provided, any educational instruction on behalf of any of the Schools.

                  (b)      RECRUITMENT; ADMISSIONS PROCEDURES; ATTENDANCE;
REPORTS.

                           (1)      Identified on Schedule 2.27(b)(1) are all
policy manuals and other statements of procedures or instruction relating to recruitment of students, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; admissions procedures, including any descriptions of procedures for ensuring compliance with state or federal or other appropriate standards or tests of eligibility; procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively referred to as the "POLICY GUIDELINES"). True and complete copies of the Policy Guidelines have been delivered to Buyer. The operations of Seller, the Company and the Schools have been conducted in all material respects in accordance with the Policy Guidelines which comply with all applicable rules, regulations and requirements.

                           (2)      Seller, the Company and the Schools have
submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests ("COMPLIANCE REPORTS"), to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities or (ii) laws or regulations governing programs pursuant to which Seller, the Company or students attending the Schools receive funding.

                           (3)      Complete and accurate books and records for
all present and past students attending the Schools have been maintained consistent with the operations of a school business. All forms and records have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct in all material respects. All financial aid grants and loans, disbursements and record keeping relating to them have been completed in compliance in all material respects with all federal and state requirements, and there are no material deficiencies in respect thereto.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

         3.1 ORGANIZATION; CORPORATE POWER AND AUTHORITY; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and subsisting under the laws of the State of Delaware. Buyer has full corporate right, power and authority to make, execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered and constitutes, and each other agreement to which Buyer is a party and which is executed at the Closing pursuant to this Agreement when executed and delivered by Buyer shall constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

         3.2 NO VIOLATION OF LAWS OR AGREEMENTS. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will: (a) contravene any provision of the certificate of incorporation or bylaws of Buyer, (b) conflict with, or result in a breach of, or constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any license, franchise, indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which its assets may be bound or affected, or (c) violate any law or violate any judgment or order of any governmental body to which Buyer is subject.

         3.3 ABSENCE OF PROCEEDINGS; FINDER'S FEE. No action or proceeding has been instituted against Buyer before any court or other governmental body by any person seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer has not made any arrangement or taken any other action that might cause Seller to become liable for a broker's fee, commission or finder's fee as a result of the transactions contemplated hereunder.

                                   ARTICLE IV

                                CERTAIN COVENANTS

         4.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof through and including the Closing Date, unless Buyer shall otherwise consent in writing, the Company shall, and Seller shall cause the Company to, conduct its affairs as follows:

                  (a) Ordinary Course; Compliance. The Company shall, and Seller shall cause the Company to, conduct the Company's operations and business, and administer the Company's affairs, only in the ordinary course, consistent with past practice and in accordance with the Schools' current business plan (as applicable). The Company shall, and Seller shall cause the Company to, take reasonable actions to maintain the property, equipment and other assets of the Company in substantially the same condition as such assets existed on the date of this Agreement and consistent with past practice. The Company shall, and Seller shall cause the Company to, subject to available resources, comply in a timely fashion with the provisions of all the Company's agreements and commitments. The Company shall, and Seller shall cause the Company to, keep the Company's business organization intact, maintain all licenses and accreditation, keep available the services of the Company's present employees and preserve the goodwill of the Company's employees, students, suppliers and others having relations with the Company. The Company shall, and Seller shall cause the Company to, maintain in full force and effect the policies of insurance listed on Schedule 2.23, subject only to variations required by the ordinary operations of the Company, or else shall obtain or cause to be obtained, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. Without limiting the generality of the foregoing, the Company shall, and Seller shall cause the Company to, maintain current levels of advertising and other student recruitment efforts and student enrollment standards, to maintain the Schools' curricula and academic programs, and to comply with regulatory and accreditation requirements.

                  (b) Transactions. The Company shall not (and Seller shall not permit the Company to): (i) amend the Company's charter documents or bylaws;
(ii) enter into any contract or commitment the performance of which may extend beyond the Closing Date, except those made in the ordinary course of business, the terms of which are reasonable and consistent with past practice; (iii) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (iv) voluntarily recognize any union or other labor organization as the collective bargaining representative for any of the employees of the Company; (v) materially increase the number of employees; (vi) increase the compensation or fringe benefits payable or to become payable to the Company's directors, officers, independent contractors or employees (except increases in the ordinary course and consistent with past practices or as required by law or existing contract); (vii) pay any benefit not required by any Company Plan (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units); (viii) grant any severance or termination pay to (except pursuant to existing Company Plans), or enter into, renew, terminate, amend or waive any material provision of, any employment or severance agreement (other than oral contracts of employment terminable at will without penalty or continuing obligation) with, any director, officer or other employee or independent contractor of the Company; (ix) establish, adopt, enter into, or amend any collective bargaining agreement, employment agreement, termination agreement, independent contractor agreement, government contract giving rise to affirmative action obligations or Company Plan; (x) fail to pay any Taxes or any other liability or charge of the Company when due (other than charges contested in good faith by appropriate proceedings); (xi) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority; or (xii) take any action or omit to take any action that will cause the termination or a material breach of any material contract that the Company is party to (other than termination by fulfillment of the terms thereunder). In the event that any increases are made under item vi above, Seller shall notify Buyer prior to the initiation of any material increases.

                  (c) Certain Specific Commitments. Prior to Closing, the Company shall not, and Seller shall not permit the Company to, (i) make any changes to the existing space of any of the Schools or make any capital expenditures, in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000) without the prior written consent of Buyer, or (ii) cause the Schools or the Company to incur or guarantee additional debt for borrowed money through the Closing Date without the prior written consent of Buyer.

                  (d) Debts. At or prior to the Closing, Seller and the Company shall cause all intercompany indebtedness between Seller and the Company to be repaid and all guarantees of the Company to be released, and the Company shall have no (i) indebtedness for borrowed money or (ii) obligations under leases which have been or should have been, in accordance with GAAP, recorded as capital leases.

                  (e) Access, Information and Documents. Seller shall give to Buyer and to Buyer's employees and representatives (including, but not limited to, accountants, actuaries, attorneys, environmental consultants and engineers) reasonable access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records (including, but not limited to, personnel, financial aid, accreditation, regulatory compliance and Educational Approval records), officers, personnel and accountants (including, but not limited to, independent public accountants) of the Company and the Schools and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Company and the Schools as Buyer may reasonably request; provided, however, the foregoing shall be subject to the provisions of Section 6.4, below as well as the following:

                           (i)      In each instance, Buyer shall first request
permission from Seller, which shall not be unreasonably withheld; and

                           (ii)     At no time, may Buyer interfere with or
disrupt the normal operations of the Company and the Schools.

                  (f) Seller shall provide to Buyer a copy of the compliance audit to be filed with the Department of Education pursuant to 34 C.F.R. Section 668.23(b) for the period ended June 30, 2003, no later than December 22, 2003.

         4.2      REGULATORY AND OTHER APPROVALS.

                  (a) Buyer shall (and the Company and Seller shall cooperate with Buyer to) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to (i) solicit input from governmental authorities and accrediting agencies regarding the process of obtaining regulatory, accrediting agency and Department of Education approvals, obtain all state education regulatory body, accrediting agency and Department of Education approvals, make all filings with and give all notices to governmental authorities and accrediting agencies, and obtain all licenses required of the Company to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental authorities and accrediting agencies or other persons as a party hereto or such governmental authorities and accrediting agencies may request and (iii) obtain all state education regulatory body, accrediting agency and Department of Education approvals, making all filings with and giving all notices to governmental authorities and accrediting agencies and obtaining all licenses required of Buyer to consummate the transactions contemplated hereby. Each of Buyer, Seller and the Company shall provide prompt notification to the other parties when any such state education regulatory body, accrediting agency or Department of Education approval or license referred to in clause (i) above is obtained, taken, made or given, as applicable, and promptly advise the other party of any communications (and promptly provide copies of any such communications that are in writing or filings) with any governmental authority or accrediting agency regarding the transactions contemplated by this Agreement. Seller shall cause the Company to comply with its obligations under this Section 4.2. In addition:

                           (i)      Buyer use all commercially reasonable
efforts to cause the parties, within ten (10) days from the date hereof, to file a pre-acquisition application with the Department of Education in order to obtain a written statement from the Department of Education, to the satisfaction of Buyer in its sole discretion, that the Department of Education does not see any impediment to issuing the PPPA to each School following the Closing, which agreement will prevent any interruption of Title IV Program funds from the Department of Education to the Schools and will not include (A) unusual or burdensome conditions, including, but not limited to, any requirement to administer Title IV Program funds on a reimbursement or cash monitoring basis or to post a letter of credit or other financial security with the Department of Education, or (B) any requirement that would impose restrictions or limitations on the activities of Buyer or its affiliates unrelated to the Company or the Schools; provided, however, that the filing deadline contained in this Section 5.1(b)(i) shall be contingent on Seller and the

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

Company cooperating fully with Buyer to provide all information and materials necessary for Buyer timely to file such pre-acquisition application.

                           (ii)     The parties will cause their representatives
to promptly and regularly advise each other and the Company concerning the occurrence and status of any discussions or other communications, whether oral or written, with any state education regulating body, accrediting agency or governmental authority or other third party with respect to any consent or the PPPA for each School, including any difficulties or delays experienced in obtaining any consent, and of any conditions proposed, considered, or requested by any consent or the PPPA for each School.

                           (iii)    Seller and the Company will cooperate fully
with Buyer in its efforts to obtain any consents and the PPPA for each School, but neither Seller nor the Company will be required to (i) make any expenditure or payment of funds (other than fees and expenses of their counsel, if any) or
(ii) permit any adverse changes in, or the imposition of any adverse condition to, any approval, license, or contract as a condition to obtaining any consent or the PPPA for each School. Such cooperation shall include Seller's and the Company's full cooperation in timely filing applications and other documents (including applications and other documents filed prior to the Closing) necessary to obtain any consent or the PPPA for each School.

                           (iv)     Buyer will allow Seller's and the Company's
agents and representatives to participate in any meetings or telephone calls with any state education regulatory body, accrediting agency or governmental authority to discuss the status of any consent or the PPPA for each School; provided, however, that Seller and its agents will confer in advance with Buyer to agree on the issues to be discussed in such meeting or telephone call and will not introduce any issues that are not agreed to in advance and will not respond to any compliance issues first introduced in such meeting or telephone call by the state education regulatory body, accrediting agency or governmental authority.

                           (v)      Seller will use all commercially reasonable
efforts to cause the Company to ensure that its appropriate officers and employees shall be available to attend, as any governmental authority may reasonably request, any scheduled hearings or meetings in connection with obtaining any consent or the PPPA for each School.

                  (b) Promptly after the execution of this Agreement, each of Buyer and Seller shall cooperate to seek any and all required approvals of all state and regional educational regulatory authorities and accrediting agencies, including, but not limited to, those of the State of California and the State of Nevada, which are necessary for the consummation of the transactions contemplated hereby.

         4.3      COSTS AND EXPENSES.

                  (a) Except as provided in Section 4.3(b) below, Buyer and Seller shall each pay all its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. Notwithstanding the foregoing, Seller shall pay (i) all sales and other transfer taxes on the sale of the Shares and timely pay such amounts to the appropriate authorities and (ii) except for Buyer's financial statements (which shall be at Buyer's sole cost and expense), all costs and expenses related to the conduct and completion of: (A) the compliance audit to be filed with the Department of Education pursuant to 34 C.F.R. Section 668.23(b) for the period ended June 30, 2003 and for the period July 1, 2003 through the Closing and (B) the audited financial statements to be filed with the Department of Education pursuant to 34 C.F.R. Section 668.23(d) for the period ended June 30, 2003 and for the period July 1, 2003 through the Closing.

                  (b) If this Agreement is terminated prior to Closing by Seller as a result of a material breach of this Agreement by Buyer, Buyer shall promptly reimburse Seller and the Company, as appropriate, for all reasonable out of pocket expenses incurred by Seller and the Company in connection with this Agreement and the transactions contemplated hereby (including without limitation all reasonable costs and expenses of accountants, attorneys and financial advisors). Such expense reimbursement obligation of Buyer shall be in addition to, and shall in no way limit, any other rights, remedies or recourse available to Seller or the Company at law or equity. If this Agreement is terminated prior to Closing by Buyer as a result of a material breach of this Agreement by Seller or the Company, including, without limitation, Seller or the Company entering into negotiations in violation of Section 4.12, Seller shall cause the Company to promptly reimburse Buyer for all reasonable out of pocket expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (including without limitation all reasonable costs and expenses of accountants, attorneys and financial advisors). Such expense reimbursement obligation of Seller and the Company shall be in addition to, and shall in no way limit, any other rights, remedies or recourse available to Buyer at law or equity.

         4.4 FULFILLMENT OF AGREEMENTS. Each party to this Agreement shall use commercially reasonable efforts to cause all of the conditions to the obligations of the others under Article V to be satisfied on or prior to the Closing and shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly notify the others of any action, suit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against such party or any facts or circumstances as to which it obtains knowledge that cause any of the representations and warranties made by it hereunder to be untrue. Each party shall promptly provide the other with a copy of any letter or notice or application filed with or received from any governmental or accrediting agency, and each party shall promptly inform the other of any discussions with such governmental or accrediting agency with respect to transactions contemplated under this Agreement. To the extent reasonably requested by the other party, each party shall use commercially reasonable efforts to provide the other with a draft copy of any such letter or notice of application that is being prepared for filing, so that the second party has reasonable opportunity to review and comment before such document is filed.

         4.5 PUBLICITY; DISCLOSURE. Buyer shall consult with the Company before issuing any j press release or otherwise making any public announcements, including any announcement to employees and current or prospective students, with respect to this Agreement or the transactions contemplated hereby (except to the respective directors and officers of Seller, the Company and Buyer), and shall not issue any such press release or make any such public announcement prior to such consultation and written consent of the Company, except as required by law or regulation. Notice or announcement to current employees as part of providing Buyer access to information to complete its due diligence shall not be deemed to be a "public announcement" under this Section 4.5. Seller and the Company shall not make any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, except as required by law or regulation. Notwithstanding the foregoing, Buyer and the Company may make any necessary and appropriate disclosure of the terms of this Agreement to such government authorities and any other accrediting agencies or other third parties whose consent or approval may be required prior to the Closing.

         4.6 FURTHER ASSURANCES. Seller shall, at any time and from time to time on and after the Closing, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably requested by Buyer for the better conveying, transferring, assigning, delivering, assuring and confirming the rights of Buyer.

         4.7 PERMITS. Seller shall provide such additional assistance and cooperation to Buyer as Buyer shall reasonably request in connection with the transfer of any permit, Educational Approval, accreditation, authorization or approval to Buyer hereunder.

         4.8 REMIT FUNDS. After the Closing Date, Seller shall promptly transfer and deliver to Buyer any cash or other property, if any, that Seller may hold or receive to which Buyer or the Company is entitled hereunder.

         4.9 NO CONTROL. Between the date of this Agreement and the Closing Date, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Company, but such operations shall be the sole responsibility and, subject to Section 4.1, in the complete discretion of Seller and the Company.

         4.10 CONSENT; ASSIGNMENT OF AGREEMENTS. Seller shall use its best efforts prior to, and if necessary after, the Closing Date, to obtain at the earliest practicable date the consent to the assignment to Buyer of any agreement which requires consent to assignment, without any conditions adverse to Buyer, but if the consent is not obtained (and, accordingly, the agreement is excluded from the sale to Buyer), Seller shall keep the agreement in effect and shall give Buyer the benefit of the agreement to the same extent as if it had been assigned and Buyer shall perform the obligations under the agreement relating to the benefit obtained by Buyer.

         4.11 OTHER ACTION. Neither Seller nor the Company shall take any action that would result in any of representations and warranties given by Seller or the Company not being true and correct as of the Closing Date.

         4.12 EXCLUSIVITY. Until the earlier of the Closing Date or such date as this Agreement is terminated, neither the Company nor Seller will, directly or indirectly, negotiate with any party other than Buyer concerning the sale or other disposition of the Shares or any material portion of the assets of the Company by merger, consolidation, operation of law or otherwise; provided, however, that it shall not be a violation of this Section 4.12 if the Company or Seller merely discusses this transaction with parties other than Buyer (for the avoidance of doubt, such discussions shall not include active negotiations).

         4.13     TAX MATTERS.

                  (a) Seller shall indemnify the Company, Buyer and any affiliate of Buyer and hold them harmless from and against (i) all Taxes of the Company for all taxable periods ending on or before the Closing Date (each, a "PRE-CLOSING TAX PERIOD"), (ii) with respect to any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), all Taxes of the Company attributable to the portion of such Straddle Period that ends on and includes the Closing Date, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar state, local, or foreign law, (iv) all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (v) any Buyer Damages (as defined in Section 7.2) attributable to the Taxes described in clauses (i) through (iv) above; provided, however, that Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price Adjustment. Seller shall reimburse Buyer for any Taxes of the Company which are the responsibility of Seller pursuant to this Section 4.13(a) within fifteen (15) business days after payment of such Taxes by Buyer or the Company.

                  (b) The amount of any Tax that is attributable to the portion of a Straddle Period that ends on and includes the Closing Date shall:
(i) in the case of a Tax based on or measured by income or receipts, be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of other Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

                  (c) Seller shall be responsible for the preparation and timely filing of all Tax Returns of the Company for all Pre-Closing Tax Periods that are filed on a consolidated, combined or unitary basis including the Company and Seller (or other members of the Seller consolidated, combined or unitary Tax filing group), including but not limited to the federal income Tax Return of the Company for the taxable period from July 1, 2003 through the Closing Date, and Seller shall be responsible for the contents of all such Tax Returns and for the payment of all Taxes due with respect thereto. Seller shall have the sole authority to deal with any taxing authority with respect to any matter or proceeding relating to the Taxes or Tax Returns of the Company that are the responsibility of Seller pursuant to this Section 4.13(c).

                  (d) Buyer shall be responsible for the preparation and timely filing of all Tax Returns of the Company required to be filed after the Closing Date that are not referred to in Section 4.13(c). Buyer shall be responsible for the contents of such Tax Returns and for the payment of all Taxes due with respect thereto, subject to Seller's obligation for Taxes of the

Company for Pre-Closing Tax Periods and Taxes relating to the pre-Closing portion of any Straddle Period. Buyer shall have the sole authority to deal with any taxing authority with respect to any matter or proceeding relating to the Taxes or Tax Returns of the Company that are the responsibility of Buyer pursuant to this Section 4.13(d).

                  (e) Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.13 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                  (f) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

                  (g) At Buyer's sole option, Seller and/or the Company (as the case may be) shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Shares hereunder (collectively, a "SECTION 338(h)(10) ELECTION") and shall cooperate fully with Buyer in securing the Section 338(h)(10) Election. In connection with the making of the Section 338(h)(10) Election: (i) Seller and Buyer shall report the transactions contemplated by this Agreement consistent with such election and shall take no position contrary thereto, and (ii) Seller shall cooperate with Buyer in promptly preparing, executing and timely filing all forms, returns, reports and other documents required to be filed. Seller shall include any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) Election on its (or the Company's) Tax Return to the extent required by applicable law. Seller also shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, and Seller shall indemnify Buyer and the Company against any Taxes, costs or other adverse consequences arising out of any failure to pay any such Taxes.

                  (h) Allocation of Purchase Price. In the event that Buyer elects to make a Section 338(h)(10) Election as provided herein, then as soon as practicable following the Closing, Seller and Buyer shall negotiate in good faith to reach agreement as to the allocation of the Purchase Price and any liabilities assumed hereunder among the assets of the Company in accordance with the requirements of Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder; provided, however, that if Seller and Buyer have not reached agreement on such allocation by the 60th day after the Closing Date, then such allocation shall be made in accordance with the appraisal of a recognized appraisal firm chosen and retained by mutual agreement of Buyer and Seller, the fees and expenses of which shall be paid one-half by Seller and one-half by Buyer. Seller and Buyer shall reflect such allocation in all applicable Tax Returns filed by any of them, and neither Seller nor Buyer shall take a position before any taxing authority or otherwise (including in any Tax Return) inconsistent with such allocation.

         4.14 DUE DILIGENCE. Subject to the provisions of Section 4.1 (e), immediately following the date of this Agreement, Seller shall provide Buyer with full access to the Schools and the Company for on-site inspections and meetings with management and personnel of the Schools and the Company.

         4.15     EMPLOYEE MATTERS.

                  (a) To the extent Company Plans are sponsored by the Seller, at Buyer's request, Seller will use its commercially reasonable efforts to assist Buyer, provided there is no cost to Seller, in obtaining from Seller's current insurance carriers and/or its third party administrators insurance and other arrangements appropriate to providing medical, death, disability, workers compensation and similar benefits to the Company Employees immediately following the Closing that are substantially identical to the benefits such carriers and administrators currently provide to the Company Employees.

                  (b) On or prior to Closing, the Company shall terminate the employment of Mr. Turney, and the Seller shall assume any and all liabilities of the Company and will indemnify and hold Company and Buyer harmless from and against any claims, liabilities, losses, damages and expenses (including but not limited to any incentive payments or bonuses Mr. Turney may earn or may have earned or accrued in connection with his services to the Company) arising in connection with or related to Mr. Turney's employment with, and the termination of his employment from, the Company.

                  (c) On or prior to Closing, Seller will enter into an agreement with Mr. Turney, in a form reasonably satisfactory to the parties hereto, which will assure the Company that it can receive the full-time exclusive consulting services of Mr. Turney at no cost to the Company for a period of three (3) months immediately following Closing (the "Consulting Agreement").

                  (d) Prior to Closing, Seller shall establish a 401(k) plan solely for the benefit of Company Employees, to be effective as of Closing, in a form substantially similar to the Seller's 401(k) Plan (the "Cloned Plan"). Such Cloned Plan shall be sponsored by the Company and shall have the same third party administrator as the Seller 401(k) Plan. Seller agrees to transfer the assets and liabilities associated with the Company Employees' accounts in Seller's 401(k) Plan into the Cloned Plan effective as of Closing and shall, simultaneous with such asset transfer, cause the Company to cease being a participating employer in the Seller's 401(k)Plan.

                  (e) On or prior to Closing, Seller and/or Company shall, in accordance with the 1998 Bonus Pool Plan and any other bonus plan or arrangement, declare and pay bonuses for the fiscal year ended June 30, 2003, in amount and terms that are consistent with past practice. Seller and Company agree to discharge the liabilities for such bonuses prior to Closing. Prior to Closing, Seller shall cause the 1998 Bonus Pool Plan to be terminated, and shall indemnify Buyer for any costs related to such termination.

This Section 4.15 will operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including any employee or former employee of the Company or of Sellers who performs or performed services in connection with the Company.

         4.16 SCHEDULES. The parties acknowledge that the schedules attached to this Agreement may not be complete. Seller shall complete the schedules within fifteen (15) days from the date of this Agreement (provided that such update shall not be effective unless and until Buyer has received such update), and that any and all such updated schedules shall be dated as of the date of this Agreement and shall be deemed to be schedules for all purposes of this Agreement (including for purposes of Seller's and Company's representations and warranties and covenants of this Agreement). Upon receipt of the updated Schedules, Buyer shall promptly review such schedules. In the event that Buyer is not satisfied with such schedules for any reason whatsoever, Buyer may, in its sole and absolute discretion, elect to terminate this Agreement forthwith and shall give such notice to Seller, in which case this Agreement will be null and void and be of no further force and effect and Buyer and its affiliates will have no liability for any termination whatsoever under this Agreement.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer at Buyer's sole option and which conditions are set out herein for the exclusive benefit of Buyer):

                  (a) Representations and Warranties; Covenants. Each of the representations and warranties of Seller and the Company under this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller and the Company shall have performed and complied in all respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  (b) Education Department Approvals. All permits, Educational Approvals, permissions and other approvals that are required to be obtained prior to the Closing shall have been issued. The Department of Education pre-acquisition review process shall have been successfully completed, and the Department of Education pre-acquisition review letter shall have been received by Buyer, in a form satisfactory to Buyer, stating (x) that the Department of Education will permit the Schools to participate in the Federal Family Education Loan Program or Direct Loan Program, and (y) that the Department of Education intends to issue a Temporary Provisional Program Participation Agreement promptly after Closing extending each School's certification to participate fully in Title IV Programs, pending completion of its review of such School's application for a PPPA and ECAR under Buyer's ownership.

                  (c) Consents and Other Approvals. Seller and the Company shall have duly received, without any condition adverse to Buyer, all material consents and other approvals (i) under the agreements specified in Schedule 2.14, (ii) under any other agreement to which the Company is a party, (iii) under any statute, rule or regulation to which Seller or the Company is subject, necessary for (x) the consummation of the sale of the Shares to Buyer at the Closing and (y) Buyer to acquire control of the Company as of the Closing Date, and (iv) subject to Section 5.1(b), otherwise required to be obtained prior to Closing from any governmental authorities or accrediting agencies (including customary pre-Closing approvals of all programmatic accreditations).

                  (d) Litigation; Settlement. No statute, regulation or order of any governmental body shall be in effect that prohibits this Agreement or any of the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Shares or control of the Company. There shall not have been threatened, nor shall there be pending, any Litigation by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any aspect of these transactions or seeking monetary or other relief by reason of the consummation of any of such transactions.

                  (e) No Changes or Destruction of Assets. Between the date hereof and the Closing Date, there shall have been no material adverse change (regardless of insurance coverage therefor) (i) in the assets of the Company or
(ii) to the Leased Real Property.

                  (f) Employees. Buyer shall be satisfied that Company Employees shall be available to continue with the Company should the Company desire to retain them after the Closing Date.

                  (g) Financial Aid Benefits. Buyer shall be satisfied that the transactions contemplated hereby will not materially adversely affect the financial aid benefits of students and prospective students of the Schools (including, without limitation, the timing of such financial aid benefits).

                  (h) No Material Adverse Change. There shall be no material adverse change in the condition (financial or otherwise), liabilities, net worth, earning power, business or prospects of any of the Schools or the Company from and after the date hereof through the Closing Date.

                  (i) Taxes. Seller shall provide Buyer with evidence satisfactory to Buyer that the Company has paid and satisfied its tax liabilities related to periods prior to the Closing Date, including obligations with respect to payroll taxes and federal income tax withholding.

                  (j) Financial Status. As of the Closing Date, and except for deferred rent and deferred tuition income, the Company shall be free of any non current liabilities and indebtedness, contingent or otherwise. Without limiting the generality of the foregoing, all outstanding intercompany indebtedness of the Company shall be paid and satisfied, the Company shall have received releases of all guarantees, all loans, advances or other intercompany amounts between the Company and any affiliate of the Company shall be repaid or settled along with all accrued interest, if any, and the Company shall have no
(i) indebtedness for borrowed money or (ii) obligations under leases which have been or should have been, in accordance with GAAP, recorded as capital leases.

                  (k) Resignations. Seller shall have caused to be delivered to Buyer by each of the directors and officers of the Company the resignation of such Persons in a form reasonably satisfactory to Buyer.

                  (l) Good Standing Certificate. Seller shall cause to be delivered a certificate of good standing of Seller and the Company from the Secretary of State of the State of California, dated as of a date not more than ten (10) days prior to the Closing Date.

                  (m) Minute Book. Buyer shall have received the complete minute book of the Company, including, without limitation, the stock transfer legend.

                  (n) Opinion. Buyer shall have received an opinion of counsel to Seller and the Company in form and substance reasonably satisfactory to Buyer and its counsel.

                  (o) Officer's Certificates. Buyer shall have received an executed Officer's Certificate of Seller and an executed Officer's Certificate of the Company, each dated as of the Closing Date and each certifying to the fulfillment of the conditions set forth in this Section 5.1.

                  (p) Secretary's Certificates. Buyer shall have received an executed Secretary's Certificate of Seller and an executed Secretary's Certificate of the Company, each dated as of the Closing Date and each certifying that the respective resolutions authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, as attached to the respective certificate, were duly authorize by the Board of Directors of the respective entities and that such resolutions remain in full force and effect. The Secretary's Certificate for the Company shall also certify as to the current bylaws of the Company, as attached to the Company's Secretary's Certificate.

                  (q) Certificate of Incorporation. Seller shall have delivered to Buyer a copy the Company's Certificate of Incorporation, as certified by the Secretary of State of the State of California.

                  (r) Escrow Agreement. Seller shall have delivered to Buyer the Escrow Agreement executed by Seller and the Escrow Agent.

                  (s) Consulting Agreement. Buyer, Seller and Mr. Turney will have entered into the Consulting Agreement.

                  (t) Due Diligence. Buyer shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of the Company and the Schools.

                  (u) Assurances. With respect to any permit, Educational Approval, permission or other approval from any Education Department that will be obtained following Closing, written assurances confirming that no impediment exists with respect to Buyer's receipt of such permit, Educational Approval, permission or other approval following Closing will be obtained.

                  (v) Company Plans. Buyer shall have received copies of all of the Company Plans and related documents.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller at its sole option and which conditions are set out herein for the exclusive benefit of Seller).

                  (a) Updating of Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, as of and with reference to the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and with reference to such date. Buyer shall have performed and complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (b) Litigation. No order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any Litigation challenging any of the transactions contemplated by this Agreement seeking monetary relief by reason of the consummation of such transactions.

                  (c) Good Standing Certificate. Buyer shall cause to be delivered a certificate of good standing of Buyer from the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) days prior to the Closing Date.

                  (d) Officer's Certificate. Seller shall have received an executed Officer's Certificate of Buyer, dated as of the Closing Date and certifying to the fulfillment of the conditions set forth in subsections (a) and
(b) of this Section 5.1.

                  (e) Secretary's Certificate. Seller shall have received an executed Secretary's Certificate of Buyer, dated as of the Closing Date and certifying that the resolutions authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, as attached to the certificate, were duly authorize by the Board of Directors of Buyer and that such resolutions remain in full force and effect.

                  (f) Escrow Agreement. Buyer shall have delivered to Seller the Escrow Agreement executed by Buyer.

                  (g) Consulting Agreement. Buyer, Seller and Mr. Turney will have entered into the Consulting Agreement.

                                   ARTICLE VI

                   COVENANT AGAINST COMPETITION AND DISCLOSURE

         In consideration of the Purchase Price, Seller covenants with Buyer, and Buyer covenants with Seller, as applicable, as follows:

         6.1 RESTRICTIONS. Seller acknowledges that Buyer has paid valuable consideration for its purchase. The use by Seller of relationships and confidential information relating to the Company or the Schools in a business or activity that competes with Buyer would provide the competing business with an unfair advantage over Buyer. Accordingly, Buyer wishes to restrict Seller's use of such information and its ability to compete with Buyer. Seller agrees to comply with the terms of this Article VI, all of which are reasonable and necessary to protect the confidential business information and trade secrets being acquired by Buyer and to prevent any unfair advantage from being conferred upon a competing business of Buyer, as set forth below.

         6.2 NON-COMPETITION. For a five (5) year period following the Closing (the "RESTRICTIVE PERIOD"), Seller shall not, directly or indirectly, own or operate in the Prohibited Area, a post-secondary proprietary school or institution which provides any educational courses similar to those provided by the Schools on the Closing Date (each a "PROHIBITED BUSINESS"). The term "PROHIBITED AREA" shall mean the following counties in the State of California:
Los Angeles, Orange, Riverside, San Bernardino, San Diego, Ventura, Santa Barbara, Kern and Imperial; and the following counties in the State of Nevada:
Clark, Washoe and Carson City.

         6.3 SOLICITATION OF EMPLOYEES. During the Restrictive Period, Seller shall not, directly or indirectly, either alone or as a director, officer, stockholder, partner, member, consultant, adviser, owner, agent, creditor or coventurer of any other Person, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any person who is an employee of the Company on the Closing Date, except for Duane Turney; provided, however that this Section 6.3 shall not apply to any employee who shall not have worked for the Company for at least a one-year period. In the event this Agreement is terminated, then for a period of two (2) years following the date of this Agreement, Buyer shall not, directly or indirectly, either alone or as a director, officer, stockholder, partner, member, consultant, adviser, owner, agent, creditor or covertures of any other Person, solicit, hire, or attempt to solicit or hire, or participate in any attempt to solicit or hire any person who is an employee of the Company as of the date of this Agreement.

         6.4 CONFIDENTIAL INFORMATION. The parties to this Agreement recognize that the other party's business interests require the fullest practical protection and confidential treatment of all information not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, processes, programs, inventions, computer software, reports, sources of supply, student and customer lists, supplier lists, trade secrets and all other valuable or unique information and techniques acquired, developed or used by the other party (hereinafter collectively termed "PROTECTED INFORMATION"). The parties expressly acknowledge and agree that Protected Information constitutes trade secrets and confidential and proprietary business information. Protected Information shall not include information that is or becomes part of the public domain through no breach of this Agreement by the applicable party. The parties acknowledge that Protected Information is essential to the success of business, and it is the policy of each of the parties to maintain as secret and confidential their Protected Information, which gives such party a competitive advantage over those who do not know the Protected Information and is expressly and implicitly protected by the applicable party from unauthorized disclosure. Accordingly, the parties agree to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially and not to, and not to permit any other Person to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner for the other party's or any other Person's purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information in competition with the other party or any affiliate of such party except to the extent that disclosure is required by law; provided, however, that the party which must disclose such Protected Information shall provide the other party with notice as far in advance of any required disclosure as is practicable in order for the other party to obtain an order or other assurance that any information required to be disclosed will be treated as Protected Information and the party which must disclose such Protected Information shall use all reasonable efforts to cooperate with the other party in connection therewith and in furtherance thereof. This obligation of non disclosure of information shall continue to exist for so long as such information remains Protected Information. For purposes of this Agreement, trade secrets are subject to the protection of the Uniform Trade Secret Act.

         6.5 ENFORCEMENT. Buyer and Seller intend that the covenants of this Article VI shall be deemed to be a series of separate covenants, one for each county of each and every state or jurisdiction included within the Prohibited Area and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

         6.6 REMEDIES. Each party agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Article VI ("Defaulting Party"), then the other party ("Non-Defaulting Party") shall have the right to seek and obtain, without posting any bond or security, all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the Non-Defaulting Party and that money damages would not provide an adequate remedy therefor. In the event of a breach or violation by the Defaulting Party of any of the provisions of Sections 6.2 and 6.3, the Restrictive

Period shall be extended by a period equal to (i) the length of the breach or violation of Sections 6.2 or 6.3 plus (ii) the length of any court proceedings necessary to stop such breach or violation.

                                  ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing and last until the expiration of the applicable statute of limitations. The representations and warranties set forth in Articles II and III are considered to be cumulative, and any limitation or qualification set forth on any one representation and warranty therein shall not limit or qualify any other representation and warranty therein.

         7.2      INDEMNIFICATION BY SELLER. Subject to the limitations in
Section 7.8, Seller, and prior to the Closing, the Company, shall, jointly and severally, indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and affiliates (collectively, the "BUYER INDEMNITEES") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively the "BUYER DAMAGES") asserted against, imposed upon, resulting to or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by Seller or the Company in this Agreement, or in any certificate or document furnished pursuant hereto by Seller or the Company, (ii) any claim or other cause of action asserted or brought by an unaffiliated third party which alleges any state of facts or other circumstances which (whether or not meritorious) could result in or constitute a breach or violation of any of the representations and warranties made by Seller or the Company in this Agreement, or in any certificate or document furnished pursuant hereto by Seller or the Company, (iii) a breach or non-fulfillment of any of the covenants or agreements made by Seller or the Company in or pursuant to this Agreement and (iv) any liability or obligation of Seller or the Company arising from the operation of the Company prior to the Closing (independent of when the actual claim is made).

         7.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, save and hold Seller and, prior to the Closing, the Company, and each of their respective officers, directors, employees, affiliates and agents (collectively, the "SELLER INDEMNITEES") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively the "SELLER DAMAGES") asserted against, imposed upon or resulting to or incurred by any Seller Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from, (i) a breach of any of the representations and warranties made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer, or (ii) a breach of any of the covenants or agreements made by Buyer in or pursuant to this Agreement.

         7.4 NOTICE OF CLAIMS. If any Buyer Indemnitee or Seller Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred any Buyer Damages or Seller Damages, as the case may be ("DAMAGES") for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "INDEMNIFYING PARTIES") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Parties of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 7.4 shall not affect any of such party's rights under this Article VII except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

         7.5 THIRD PARTY CLAIMS. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing and reasonably acceptable to the Indemnified Party, any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall not compromise or settle any such claim without the prior written consent of the Indemnified Party as described below. The Indemnifying Party shall permit the Indemnified Parties to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties. If the Indemnifying Parties undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Parties shall not thereby permit to exist any lien, Encumbrance or other adverse charge upon any asset of the Indemnified Party; (ii) the Indemnifying Parties shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Parties shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party's sole expense, through counsel chosen by the Indemnified Party; (iv) and the Indemnifying Parties shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Parties and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Parties. Notwithstanding the foregoing sentence, the Indemnified Party, at its own expense, shall be entitled to retain one separate counsel of its choice; provided, however that the Indemnifying Parties shall promptly reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of such counsel for the Indemnified Party, if: (i) the counsel that has been provided by the Indemnifying Parties reasonably determines that its representation of such Indemnified Party would present it with a conflict of interest; or (ii) the representation of the Indemnifying Parties and the Indemnified Party by the same counsel otherwise would be inappropriate due to actual or potential differing interests between them.

         7.6 PREVAILING PARTY TO BE AWARDED LEGAL FEES. In the event of any litigation between Seller and Buyer, whether at law or in equity, arising out of this Agreement or the transactions contemplated hereby, the party prevailing in such litigation shall be entitled to receive, upon application to the appropriate court, its reasonable legal fees and expenses incurred in connection therewith.

         7.7 ACCESS TO INFORMATION. From and after the Closing Date, Seller and Buyer shall cooperate fully with each other so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Shares, the operation of the Schools or the Company (whether in the possession of Seller or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Shares, the operation of the Schools or the Company shall be destroyed by any party for a period of six (6) years after the Closing Date (which period shall be extended upon the reasonable request of either party) without giving the other party at least thirty (30) days prior written notice, during which time such other party shall have the right to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section
7.7 shall be during normal business hours and upon not less than two (2) days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

         7.8 BASKET. Notwithstanding anything to the contrary contained in this Agreement, the Seller and Company will not be liable to, or required to indemnify, Buyer, its officers, directors, employees, agents and/or affiliates until a non-recoupable One Hundred Thousand Dollars ($100,000) for all claims in the aggregate (the "Basket") has been exceeded and, then, only to the extent that the Basket has been exceeded; provided, however, that there shall be no limitation of any nature whatsoever with respect to Seller's obligation to indemnify for any student complaints and breach of Sections 2.5 (Shares; Capitalization), 2.20 (Employee Benefits), 2.22 (Tax Matters), 2.24 (Environmental Matters), 2.27 (Compliance with Law; Education Department Compliance) or any claims for damages based on fraud.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1      TERMINATION.

                  (a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing has not occurred in accordance with Section 1.4 hereof, unless the failure for the Closing to occur results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement, or an extension is mutually agreeable to Seller and Buyer.

                  (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing has not occurred in accordance with Section 1.4 hereof, unless the failure for the Closing to occur results primarily from Seller or the Company breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to Seller and Buyer. The failure of Buyer or the Company to obtain any permits, permissions, approvals or consents from any regulatory authority, landlord, lessor or other party shall not be deemed to be a breach of Seller or the Company; provided, however that each of Seller and the Company shall have used its respective best efforts to obtain such permits, permissions, approvals or consents from any regulatory authority, landlord, lessor or other party.

                  (d) Procedure and Effect of Termination for Failure to Close. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by a party pursuant to Section 7.1(a), (b) or
(c), prompt written notice thereof shall be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as permitted herein:

                           (i)      None of the parties hereto, or any of their
directors, officers, shareholders, employees, agents or affiliates, shall have any liability or further obligation to the other parties pursuant to this Agreement with respect to which termination has occurred, except as stated in Sections 4.1(e), 4.3, 6.2 and this Section 7.1(d); and

                           (ii)     All filings, applications and other
submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Educational Agency, governmental body or other third person to which made.

                  No such termination of this Agreement shall relieve any party of any liability or damages resulting from any breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement.

         8.2 CONSTRUCTION. As used herein, unless the context otherwise requires: references to "Article" or "Section" are to an article or section hereof; "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; references to an agreement or other instrument or law, statute or regulation are referred to as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision) and all regulations, rulings and interpretations promulgated pursuant thereto; and the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof. The parties acknowledge and agree that this Agreement is the result of extensive negotiations between the parties and their respective counsel, and that this Agreement shall not be construed against either party by virtue of its role or its counsel's role in the drafting hereof.

         8.3 NOTICES. All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the second day after mailing, if sent by registered or certified mail, return receipt requested, upon delivery, if sent by hand delivery, when received, if sent by prepaid overnight carrier, with a record of receipt, or the first day after dispatch, if sent by cable, telegram, facsimile or telecopy (with o copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses:

              (a) if to Buyer and, following the Closing, if to the Company, to:

                           Daniel Neuwirth
                           c/o Quad Ventures
                           650 Fifth Avenue
                           31st Floor
                           New York, NY 10019
                           Facsimile: (212) 724-4310

                           and

                           Dow, Lohnes & Albertson, PLLC
                           1200 New Hampshire Avenue, NW
                           Suite 800
                           Washington, DC 20036
                           Attention: Lisa Bureau Facsimile: (202) 776-2222

              (b) if to Seller and, prior to the Closing, if to the Company, to:

                           Scope Industries
                           233 Wilshire Boulevard
                           Suite 310
                           Santa Monaco, CA 90401
                           Attention: Meyer Luskan Focsamale:(310) 451-5371

                      and

                           Richman, Mann, Chizever, Phillips & Duboff
                           9601 Wilshire Blvd
                           Penthouse
                           Beverly Hills, CA 90210
                           Attention: Gerald M. Chizever, Esq.
                           Facsimile:(310) 274-2831

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

         8.4 ASSIGNMENT. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, without the prior written consent of the other parties hereto; provided, however, that Buyer may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its affiliates.

         8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law doctrines.

         8.6 AMENDMENT AND WAIVER; CUMULATIVE EFFECT. Upon the agreement of all of the parties hereto, this Agreement may be amended in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of any other party, (ii) waive any inaccuracies in representations by any other party, (iii) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement where otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         8.7 SET-OFF. If any Buyer Indemnitee shall have made one or more claims for indemnification from Seller under Section 7.2 hereof (collectively, a "Buyer Indemnity Claim") which Buyer Indemnity Claim is being disputed by Seller or otherwise remains unresolved as of any time when a payment of principal or interest is due under the Closing Note, then Buyer shall have a right, at its option and without limiting its right to pursue other recourse as provided hereunder, to pay any such payment of principal or interest under the Closing Note (up to an amount of Buyer Damages that is the subject of such Buyer Indemnity Claim (the "CLAIM AMOUNT")) into escrow in accordance with the procedures set forth below.

                  (a) During the pendency of such disputed or otherwise unresolved Buyer Indemnity Claim, Buyer shall have the right to deposit payments of principal and interest under the Closing Note (in an aggregate amount not to exceed the total Claim Amount) in an escrow account to be maintained with the Escrow Agent, upon substantially the same terms and conditions as the Escrow Agreement attached hereto as Exhibit B, until the final resolution of such Buyer Indemnity Claim in accordance with the Dispute Resolution procedures described below. Buyer shall give Seller prompt written notice of any such deposited payments.

                  (b) The deposited payments of principal and interest under the Closing Note shall continue to be held in escrow until the Buyer Indemnity Claim has been resolved by (i) a written agreement between the Buyer and Seller, (ii) a final judgment or decree of any court of competent jurisdiction, or (iii) by any other means to which the Buyer and Seller shall agree to in writing (collectively, the "DISPUTE RESOLUTION"). The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

                  (c) Until the parties have reached a Dispute Resolution, Buyer and Seller agree that the payment by Buyer of any such amounts of principal or interest otherwise due under the Closing Note into escrow in accordance with the procedures set forth above, rather than directly to the Seller, shall not constitute a default or an event of default under the Closing Note or the Excess Amount Note.

                  (d) Notwithstanding any provision to the contrary, with respect to any Buyer Indemnity Claim which is not disputed by Seller, Buyer shall be entitled, at its option, to offset or recoup from any amounts due to Seller from Buyer pursuant to the Closing Note and the Excess Amount Note.

         8.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the recitals hereto) and the Exhibits and Schedules attached hereto set forth all of the promises, covenants, agreements, conditions and undertakings of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and 7.3 relating to Buyer Indemnitees and Seller Indemnitees who are intended to benefit from such indemnities.

         8.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

                      [Signatures appear on following page]

         IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                    BUYER

                                    B & H EDUCATION, INC.

                                    By:
                                       -------------------------------------
                                       Name:
                                            --------------------------------
                                       Title:
                                             -------------------------------

                                    COMPANY

                                    SCOPE BEAUTY ENTERPRISES, INC.

                                    By:
                                       -------------------------------------
                                       Name:
                                            --------------------------------
                                       Title:
                                             -------------------------------

                                    SELLER

                                    SCOPE INDUSTRIES.

                                    By:
                                       -------------------------------------
                                       Name:
                                            --------------------------------
                                       Title:
                                             -------------------------------

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             B & H EDUCATION, INC.,

                         SCOPE BEAUTY ENTERPRISES, INC.

                                       AND

                                SCOPE INDUSTRIES

                                LIST OF EXHIBITS

Exhibit A         Form of Closing Note
Exhibit B         Form of Escrow Agreement

                                LIST OF SCHEDULES

Schedule 1.5               Ordinary Course
Schedule 2.3               Consents
Schedule 2.7               Financial Statements
Schedule 2.9               Undisclosed Liabilities
Schedule 2.12(a)           Leased Real Property
Schedule 2.12(b)           Leased Real Property -necessary Consents
Schedule 2.13              Litigation
Schedule 2.14              Contracts
Schedule 2.15              Company Employees
Schedule 2.16              Related Party Transactions
Schedule 2.18              Intellectual Property
Schedule 2.19              Changes
Schedule 2.20              Benefit Plans
Schedule 2.22              Tax Filings
Schedule 2.23              Insurance
Schedule 2.27(a)           Educational Approvals
Schedule 2.27(a)(4)        Title IV Compliance
Schedule 2.27(a)(5)        Department of Education Reviews
Schedule 2.27(a)(15)       Educational Instruction
Schedule 2.27(b)(1)        Policy Guidelines
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                                TABLE OF CONTENTS

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
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                                                                                                          ----
ARTICLE I        THE TRANSACTION......................................................................      1
       1.1       Sale and Purchase of Shares..........................................................      1
       1.2       Payment of Purchase Price; Delivery of the Shares....................................      1
       1.3       Purchase Price Adjustment............................................................      2
       1.4       Closing.  ...........................................................................      3
       1.5       Escrow Account; Department of Education Approval.....................................      3
       1.6       Certain Consents.....................................................................      7
       1.7       Accounts Receivable..................................................................      8

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.............................      8
       2.1       Organization; Qualification..........................................................      8
       2.2       Authorization and Enforceability.....................................................      9
       2.3       No Violation of Laws or Agreements...................................................      9
       2.4       Ownership of Schools.................................................................      9
       2.5       Shares; Capitalization...............................................................      9
       2.6       Subsidiaries and Investments.........................................................      9
       2.7       Financial Statements.................................................................     10
       2.8       Liabilities in Connection with Share Repurchases.....................................     10
       2.9       Undisclosed Liabilities..............................................................     10
       2.10      Accounts Receivable..................................................................     10
       2.11      Condition of Assets; Title; Business.................................................     11
       2.12      Leased Property......................................................................     11
       2.13      No Pending Litigation or Proceedings.................................................     12
       2.14      Contracts; Compliance................................................................     12
       2.15      Labor................................................................................     13
       2.16      Transactions with Related Parties....................................................     13
       2.17      Curriculum...........................................................................     13
       2.18      Intellectual Property................................................................     14
       2.19      No Changes...........................................................................     14
       2.20      Employee Benefits....................................................................     15
       2.21      Inventories..........................................................................     17
       2.22      Tax Matters..........................................................................     17
       2.23      Insurance............................................................................     19
       2.24      Environmental Matters................................................................     19
       2.25      Disclosure...........................................................................     20
       2.26      Finder's Fees........................................................................     20
       2.27      Compliance with Law; Education Department Compliance.................................     20

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF BUYER..............................................     25
       3.1       Organization; Corporate Power and Authority; Authorization...........................     25
       3.2       No Violation of Laws or Agreements...................................................     25
       3.3       Absence of Proceedings; Finder's Fee.................................................     26
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
ARTICLE IV       CERTAIN COVENANTS....................................................................     26
       4.1       Conduct of Business Pending Closing..................................................     26
       4.2       Regulatory and Other Approvals.......................................................     28
       4.3       Costs and Expenses...................................................................     29
       4.4       Fulfillment of Agreements............................................................     30
       4.5       Publicity; Disclosure................................................................     30
       4.6       Further Assurances...................................................................     31
       4.7       Permits..............................................................................     31
       4.8       Remit Funds..........................................................................     31
       4.9       No Control...........................................................................     31
       4.10      Consent; Assignment of Agreements....................................................     31
       4.11      Other Action.........................................................................     31
       4.12      Exclusivity..........................................................................     31
       4.13      Tax Matters..........................................................................     32
       4.14      Due Diligence........................................................................     34
       4.15      Employee Matters.....................................................................     34
       4.16      Schedules............................................................................     35

ARTICLE V        CONDITIONS PRECEDENT TO CLOSING......................................................     35
       5.1       Conditions Precedent to the Obligations of Buyer.....................................     35
       5.2       Conditions Precedent to the Obligations of Seller....................................     38

ARTICLE VI       COVENANT AGAINST COMPETITION AND DISCLOSURE..........................................     39
       6.1       Restrictions.........................................................................     39
       6.2       Non-competition......................................................................     39
       6.3       Solicitation of Employees............................................................     39
       6.4       Confidential Information.............................................................     39
       6.5       Enforcement..........................................................................     40
       6.6       Remedies.............................................................................     40

ARTICLE VII      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.........................................     41
       7.1       Survival of Representations..........................................................     41
       7.2       Indemnification by Seller............................................................     41
       7.3       Indemnification by Buyer.............................................................     41
       7.4       Notice of Claims.....................................................................     42
       7.5       Third Party Claims...................................................................     42
       7.6       Prevailing Party To Be Awarded Legal Fees............................................     42
       7.7       Access to Information................................................................     43
       7.8       Basket...............................................................................     43
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                                                                                                          PAGE(s)
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
ARTICLE VIII     MISCELLANEOUS.........................................................................    43
       8.1       Termination...........................................................................    43
       8.2       Construction..........................................................................    44
       8.3       Notices...............................................................................    44
       8.4       Assignment............................................................................    45
       8.5       Governing Law.........................................................................    46
       8.6       Amendment and Waiver; Cumulative Effect...............................................    46
       8.7       Set-off...............................................................................    46
       8.8       Entire Agreement; No Third Party Beneficiaries........................................    47
       8.9       Severability..........................................................................    47
                 Counterparts..........................................................................    47
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